Exhibit 4.1

EXECUTION COPY

RD ESCROW CORPORATION,

THE READER’S DIGEST ASSOCIATION, INC.,

RDA HOLDING CO.,

THE SUBSIDIARY GUARANTORS PARTIES HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS TRUSTEE

AND

WILMINGTON TRUST FSB,

AS COLLATERAL AGENT

Floating Rate Senior Secured Notes due 2017

INDENTURE

Dated as of February 11, 2010

i

EXHIBIT A	Form of Series A Note
EXHIBIT B	Form of Series B Note
EXHIBIT C	Form of Indenture Supplement for Merger of the Issuer with and into RDA
EXHIBIT D	Form of Indenture Supplement to Add Subsidiary Guarantors
EXHIBIT E	Form of Security Agreement
EXHIBIT F	Form of Mortgage
EXHIBIT G	Forms of IP Security Agreements

EXHIBIT H	Form of Junior Lien Intercreditor Agreement

v

CROSS-REFERENCE TABLE

TIA Section	Indenture Section

310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.3; 7.8; 7.10
(c)	7.10
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	13.3
(c)	13.3
313(a)	7.6
(b)(1)	7.6; 11.2
(b)(2)	7.6; 11.2
(c)	7.6; 11.2
(d)	7.6
314(a)	3.11; 3.17; 13.5
(b)	11.2(b)
(c)(1)	13.4
(c)(2)	13.4
(c)(3)	N.A.
(d)	11.2; 11.6(b)
(e)	13.5
315(a)	7.1
(b)	7.5; 13.2
(c)	7.1
(d)	7.1
(e)	6.11
316(a)(last sentence)	13.6
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	6.5
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	13.1

N.A. means Not Applicable.

Note:  This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

INDENTURE dated as of February 11, 2010, among RD ESCROW CORPORATION, a Delaware corporation  (“Issuer”), THE READER’S DIGEST ASSOCIATION, INC., a Delaware corporation (“RDA”), RDA HOLDING CO., a Delaware corporation (“Holdings”), the SUBSIDIARY GUARANTORS (as defined herein) parties hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Trustee”), as Trustee, and WILMINGTON TRUST FSB (the “Collateral Agent”), as collateral agent.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) the Issuer’s Floating Rate Senior Secured Notes, Series A, due 2017, issued on the date hereof (the “Initial Notes”), (ii) if and when issued, an unlimited principal amount of additional Floating Rate Senior Secured Notes, Series A, due 2017 in a non-registered offering or Floating Rate Senior Secured Notes, Series B, due 2017 in a registered offering that may be offered from time to time subsequent to the Issue Date, in each case subject to Section 2.1 (the “Additional Notes”) as provided in Section 2.1(a) and (iii) if and when issued, the Issuer’s Floating Rate Senior Secured Notes, Series B, due 2017 that may be issued from time to time in exchange for Initial Notes or any Additional Notes in an offer registered under the Securities Act as provided in the Registration Rights Agreement, as hereinafter defined, (the “Exchange Notes,” and together with the Initial Notes and Additional Notes, the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1.   Definitions.

“Acquired Indebtedness” means with respect to any specified Person,

(1)           Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness or Disqualified Stock incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to a Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess of: (a) the present value at such Redemption Date of (i) the redemption price of such Note at February 15, 2013 (such redemption price being set forth in the table appearing in Section 5.7(b)), plus (ii) all remaining required interest payments (calculated assuming the then current applicable interest rate) due on such Note through February 15, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Issuer, a Guarantor or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary), whether in a single transaction or a series of related transactions (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 3.2) in each case, other than:

(a) a disposition of Cash Equivalents or obsolete, damaged or worn out equipment in the ordinary course of business or the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business and dispositions of property in the ordinary course of business that is no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries;

(b) the disposition of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries in a manner permitted pursuant to Section 4.1 or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 3.3 or the granting of a Lien permitted by Section 3.6;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $5.0 million;

(e) any disposition of property or assets or issuance of securities by (i) a Restricted Subsidiary to the Issuer, (ii) the Issuer or a Restricted Subsidiary to another Subsidiary Guarantor or (iii) a Restricted Subsidiary that is not a Subsidiary Guarantor to another Restricted Subsidiary that is not a Subsidiary Guarantor;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h) licenses or sub-licenses of intellectual property in the ordinary course of business (other than any perpetual licensing or exclusive licenses or sub-licenses or assignments of intellectual property that have a material adverse effect on the value of the Collateral or the ability of the Collateral Agent or the Holders of the notes to realize the benefits of, and intended to be afforded by, the Collateral);

(i) solely with respect to clauses (a)(1) and (2) and (b)(1) and (2) under Section 3.5, foreclosures on assets, involuntary asset transfers or transfers by reason of eminent domain;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including, without limitation, sale leasebacks and asset securitizations permitted by the Indenture;

(l) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, including in connection with any merger or consolidation;

(m) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and not in connection with a Receivables Facility;

(n) the factoring by Foreign Subsidiaries at maturity or collection of any accounts receivable pursuant to factoring programs entered into in the ordinary course of business on customary market terms and with respect to receivables of, and generated by, Foreign Subsidiaries;

(o) the sale, lease, assignment, transfer or disposal of any property or assets in connection with any office move or relocation in the ordinary course of business;

(p) solely for purposes of satisfying clause (a)(1) or clause (b)(1) of Section 3.5, the sale, lease, assignment, transfer or disposal of Investments in joint ventures to the extent required by, or made pursuant to customary sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the sale, lease, assignment, transfer or disposal of any and all of the art collections owned by the Issuer or its Restricted Subsidiaries on the Issue Date.

“Assumption” means, upon the consummation of the merger between the Issuer and RDA, the express assumption by RDA of all of the obligations of the Issuer under this Indenture and the Notes (and thereafter all references to “Issuer” in this Indenture and the Notes shall mean RDA) and whereupon the Guarantees of the Notes will automatically become effective and the obligations of RDA and the Guarantors under the Security Documents will become effective.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York presiding over the Chapter 11 cases of The Reader’s Digest Association, Inc. and its affiliates, Case No. 09-23529 (RDD).

“Bankruptcy Law” means Title 11 of the United States Code or similar federal or state law for the relief of debtors.

“Board of Directors” means:

(1)                                 with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                                 with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)                                 with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

 “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Calculation Agent” means, an agent appointed by the Issuer to calculate LIBOR and which shall initially be the Trustee.

“Capital Expenditures” means, for any period, the sum, without duplication, of the additions to property, plant or equipment and other capital expenditures, including replacements, capitalized repairs and improvements during such period, of the Issuer and its Restricted Subsidiaries for such period, determined in accordance with GAAP.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock,

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1)                                 U.S. dollars and any other foreign currency held by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(2)                                 securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than two years from the date of acquisition;

(3)                                 securities issued by U.S. government-sponsored entities and federally related institutions, maturing and not more than two years from the date of acquisition;

(4)                                 repurchase agreements with primary dealers of eligible banks, and

(a)                                 with a maturity of not more than one year from the date of acquisition; and

(b)                                 supported by underlying collateral that is U.S. Treasury of U.S. government-sponsored entities;

(5)                                 certificates of deposit, time deposits, Eurodollar time deposits, and bankers’ acceptances

(a)                                 with a rated bank that has received a short-term rating from a nationally recognized statistical rating organization (“NRSRO”) in the highest short-term rating category for debt obligations (within which there may be subcategories or gradations indicating relative standing). Long-term ratings may be used if short-term ratings are not available; and

(b)                                 with a maturity of not more than two years from the date of acquisition;

(6)                                 securities issued or fully guaranteed or insured by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof; and

(a)                                 such security is a rated security that has received a short-term rating from a NRSRO in the highest short-term rating category for debt obligations (within which there may be subcategories or gradations indicating relative standing). Long-term ratings may be used if short-term ratings are not available; and

(b)                                 such security has a maturity of not more than two years from the date of acquisition;

(7)                                 money market funds assets of which are consistent with the quality standards of Cash Equivalents described herein (but excluding for purposes of this clause (7) money market funds that invest primarily in auction rate securities);

(8)                                 commercial paper and corporate obligations of corporations, provided that such security:

(a)                                 is a rated security that has received a short-term rating from a NRSRO in the highest short-term rating category for debt obligations (within which there may be sub-categories or gradations indicating relative standing); and

(b)                                 has a stated final maturity of not more than one year from the date of acquisition; and

(9)                                 instruments equivalent to those referred to in clauses (1) to (8) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and not for speculative purposes.

“Cash Management Obligations” means obligations owed by the Issuer or any Guarantor to any lender or Affiliate of a lender under the Credit Facilities in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Change of Control” means the occurrence of any of the following:

(1)                                 the direct or indirect sale, assignment, conveyance lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets or properties of the Issuer and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act or any successor provision);

(2)                                 the Issuer become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” or “group” (as defined above), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parents;

(3)                                 after an initial public offering of the Issuer or any direct or indirect parent of the Issuer, the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors; or

(4)                                 the Issuer ceases to be a Wholly-Owned Subsidiary of Holdings (except in a transaction consummated in accordance with the covenant described in Section 4.1).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes pursuant to the Security Documents.

“Collateral Account” means one or more segregated accounts pledged under the Security Documents that is under the sole control of the Collateral Agent and is free from all other Liens (other than Liens permitted to be incurred under clauses (30) and (31) under the definition of “Permitted Liens,” Liens securing Priority Payment Lien Obligations, Pari Passu Payment Lien Obligations and Junior Lien Indebtedness), and includes cash and Cash Equivalents received by the Trustee or the Collateral Agent from Asset Sales of Collateral, Recovery Events, foreclosures on or sales of Collateral or any other awards or proceeds pursuant to the Security Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Security Documents and interest earned thereon.

“Collateral Agent” means Wilmington Trust FSB, acting as the collateral agent under the Security Documents until a successor replaces it and, thereafter, means the successor.

“Confirmation Order” means the order of the United States Bankruptcy Court for the Southern District of New York, dated January 19, 2010, confirming the Plan of Reorganization.

“Consolidated Current Assets” means of any Person at any date, all amounts (other than cash and Cash Equivalents and, without duplication, deferred tax assets) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” means of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date, but excluding, (a) the current portion of any long-term Indebtedness, (b) without duplication, deferred tax liabilities and (c), without duplication, all Indebtedness consisting of revolving loans or letters of credit to the extent otherwise included therein.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

 “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a)                                 consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commission, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to ASC No. 815—“Derivatives and Hedging Overview”), (d) the interest component of Capitalized Lease Obligations (e) and net payments, if any, without duplication, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (1) any Additional Interest, (2) amortization of deferred financing fees and (3) any expensing of bridge or other financing fees); plus

(b)                                 consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)                                  interest income for such period.

“Consolidated Leverage Ratio” means, with respect to any Person for any period, the ratio of:

(1)                                 the Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries at the time of determination (the “Calculation Date”), to

(2)                                 the EBITDA of such Person for the four most recent full fiscal quarters (for purposes of this definition, the period from January 1, 2010 to March 31, 2010 shall be deemed to be a full fiscal quarter of the Issuer without giving effect to the Emergence Date) ending immediately prior to the date for which internal financial statements are available.

If the Issuer or any Restricted Subsidiary has incurred, assumed, guaranteed, redeemed, retired or extinguished any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or substantially concurrently with the event for which the calculation of the Consolidated Leverage Ratio is made, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be (x) made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investments acquisition, disposition, merger or consolidation or disposition which is being given pro forma effect that have been or are reasonably expected to be realized within twelve (12) months after the date of such Investment, acquisition, disposition, merger, consolidation or disposed operation as the result of specified actions taken or to be taken within six (6) months after such date) and which are reasonably identifiable and factually supportable, except as otherwise provided herein or (y) determined in accordance with Regulation S-X. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)                                 any net after-tax effect of extraordinary, non-recurring or unusual gains or losses, costs, charges or expenses (less all fees and expenses relating thereto) shall be excluded (including, without limitation, severance, relocation, transition and other restructuring costs and curtailments or modifications to pension and post-retirement employee benefit plans),

(2)                                 the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3)                                 any net after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal, abandoned of disposed or discontinued operations shall be excluded,

(4)                                 any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

(5)                                 the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (without duplication for purposes of Section 3.3 of any amounts included in Section 3.3(a)(C)(iv)(A));

(6)                                 solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(C)(i), the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)                                 the effects of adjustments (including the effects of such adjustments pushed down to the Issuer and the Restricted Subsidiaries) in any line item of such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition, net of taxes, shall be excluded;

(8)                                 any net after-tax income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(9)                                 any impairment charge or asset write-off pursuant to ASC No. 350—“Intangible Assets” and No. 360—“Impairments” and the amortization of intangibles arising pursuant to ASC No. 805 (excluding any such impairment charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) shall be excluded;

(10)                          the amount of any expense will be excluded to the extent a corresponding amount is received in cash by the Issuer and the Restricted Subsidiaries from a Person other than the Issuer or any Restricted Subsidiaries under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(11)                          any non-cash compensation charge or expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded; and

(12)                          any increase in amortization or depreciation or other non-cash charges or the impact of write-off of deferred revenues resulting from the application of SOP 90-7 in relation to the Emergence Transactions shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 3.3 only (other than Section 3.3(a)(C)(iv)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 3.3(a)(C)(iv).

“Consolidated Secured Debt Ratio” means, with respect to any specified Person, as of any date of determination, the ratio of (1) the sum, without duplication, of (a) the aggregate principal amount of the notes, plus (b) the aggregate amount outstanding under any Receivables Facility, plus (c) the aggregate principal amount (or accreted value) outstanding under any Pari Passu Payment Lien Obligations, plus (d) the aggregate principal amount (or accreted value) outstanding under Credit Facilities which constitute Priority Payment Lien Obligations (including letters of credit) and any other Priority Payment Lien Obligations, and plus (e) the aggregate amount of any incremental Indebtedness and other obligations permitted to be incurred pursuant to Section 3.2(b)(1) after giving effect to any amounts of Indebtedness and other obligations incurred under such Section 3.2(b)(1), as of the last day of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (for the purposes of this definition, the period from January 1, 2010 to March 31, 2010 shall be deemed to be a full fiscal quarter of the Issuer without giving effect to the Emergence Date) to (2) the EBITDA of the specified Person and its Restricted Subsidiaries (on a consolidated basis) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (for the purposes of this definition, the period from January 1, 2010 to March 31, 2010 shall be deemed to be a full fiscal quarter of the Issuer without giving effect to the Emergence Date), in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Leverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, and (3) all obligations relating to Receivables Facilities.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were repurchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Issuer.

“Consolidated Working Capital” means at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)                                 to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)                                 to advance or supply funds

(a)                                 for the purchase or payment of any such primary obligation, or

(b)                                 to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c)                                  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

 “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who:

(1)                                 was a member of such Board of Directors on the Emergence Date; or

(2)                                 was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Covenant Suspension” means, during any period of time following the issuance of the Notes, that (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term Indebtedness, including any notes, mortgages, guarantees, security documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 3.2) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debtors” means Holdings and all of its subsidiaries, including RDA but excluding the Issuer, that filed voluntary petitions for relief under the Bankruptcy Code in Bankruptcy Court in 2009.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default provided that any Default that results solely from the taking of any action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means preferred stock of the Issuer or any direct or indirect parent thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 3.3(a)(C).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; and, provided further, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Issuer.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

(a)                                 provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted (and not added back) in computing Consolidated Net Income, plus

(b)                                 Consolidated Interest Expense of such Person for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income, plus

(c)                                  Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted (and not added back) in computing Consolidated Net Income, plus

(d)                                 any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the Indenture (whether or not successful), including such fees, expenses or charges related to the offering of the notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus

(e)                                  the amount of any restructuring charges deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, plus

(f)                                   any other non-cash charges, expenses or losses reducing Consolidated Net Income for such period (including any impairment charges or the impact of purchase accounting and the effects of fresh start accounting under SOP 90-7), excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g)                                  the amount of any minority interest expense or non-controlling interest in income of consolidated subsidiaries deducted (and not added back) in such period in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

(h)                                 all non-recurring costs and expenses of the Issuer and its Restricted Subsidiaries incurred in connection with the Emergence Transactions; plus

(i)                                     any net loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133), plus

(j)                                    foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its consolidated Subsidiaries, plus

(k)                                 any deductions consisting of subsidiary income attributable to minority interests in Reader’s Digest Association Limited, except to the extent actually paid to a holder of Equity Interests in such Subsidiary (or any designee of such Person) other than the Issuer and its Subsidiaries (with such payments to be deducted in the period made), less

(l)                                     any net gain resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133), less

(m)                             foreign exchange gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its consolidated Subsidiaries, less

(n)                                 any additions resulting from subsidiary losses attributable to minority interests in Reader’s Digest Association Limited, less

(o)                                 non-cash items increasing Consolidated Net Income of such Person for such period (including the effects of fresh start accounting under SOP 90-7), excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period.

It is understood that if the EBITDA for any fiscal quarter is less than zero, then such EBITDA shall be deemed to be equal to zero.

“Emergence Date” means the day (a) that is the business day selected by the Debtors after the date of the Confirmation Order on which all conditions specified in Article IX.A of the Plan of Reorganization have been satisfied or waived pursuant to Article IX.B of the Plan of Reorganization; (b) the Emergence Transactions shall have occurred; and (c) the Plan of Reorganization shall have been substantially consummated.

“Emergence Transactions” mean the various transactions set forth in the Plan of Reorganization entered into by RDA and certain of its affiliates in connection with the Emergence Date and substantial consummation of the Plan of Reorganization.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common or preferred equity of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than (a) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8, (b) any sales to Holdings, the Issuer or any of its Subsidiaries, and (c) any such public or private sale that constitutes an Excluded Contribution or representing Designated Preferred Stock.

“Escrow Account” means a segregated account, under the sole control of the Trustee, that includes only cash and Cash Equivalents, the proceeds thereof and interest earned thereon, free from all Liens other than the Lien in favor of the Trustee for the benefit of the Holders of the Notes.

“Escrow Agreement” means that certain escrow and security agreement dated as of the date of this Indenture by and among the Issuer, RDA, the Trustee, and Wilmington Trust FSB, as Escrow Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Escrow Condition Date” shall mean the date of the Emergence Date and consummation of the Emergence Transactions in accordance with the Plan of Reorganization.

“Escrow Conditions” means (i) the occurrence of the Escrow Condition Date, (ii) the Plan of Reorganization shall not have been amended or terminated on or prior to the Escrow Condition Date except for such amendments, modifications and waivers that are not, individually or in the aggregate, materially adverse to RDA or any of its subsidiaries (after giving effect to the consummation of the Emergence Transactions), taken as a whole, or to the Holders of the Notes, (iii) the UK Condition shall have been satisfied, (iv) no Default or Event of Default (including with respect to Restricted Subsidiaries) shall have occurred and be continuing on the Escrow Release Date (or would have occurred had RDA or any of the Guarantors (after giving effect to the Emergence Transactions) been subject to all the provisions of this Indenture as of the Issue Date) under the Indenture, (v) the Liquidity on the Escrow Release Date of the Issuer and its Restricted Subsidiaries is greater than $150.0 million on a pro forma basis for any settlement of the UK Condition and (vi) there has been no Material Adverse Change.

“Escrow Release Date” means the date on or prior to February 28, 2010, that the Escrow Conditions are fulfilled and the Escrow Agent receives the Officers’ Certificate described in Section 7 of the Escrow Agreement and the Escrow Agent releases the Escrowed Property (as defined in the Escrow Agreement), including investment earnings, to Pledgor (as defined in the Escrow Agreement) as set forth in such Officers’ Certificate.

“Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of:

(1)           Consolidated Net Income of the Issuer for such fiscal year, adjusted to exclude amounts referred to in clause (6) of the definition thereof; plus

(2)           Non-cash charges (including Consolidated Depreciation and Amortization Expense) deducted (and not added back) in computing Consolidated Net Income; plus

(3)           decreases in Consolidated Working Capital; plus

(4)           the net amount for such fiscal year, if any, of any increase in the deferred tax liability of the Issuer and the consolidated Subsidiaries or any decrease in the deferred tax asset of the Issuer and the consolidated Subsidiaries, excluding any change in deferred taxes that does not change or offset the taxes payable (or receivable, if applicable) account of the Issuer and the consolidated Subsidiaries; minus

(5)           the sum of (i) any non-cash gains included in determining such Consolidated Net Income for such fiscal year plus (ii) the net amount for such fiscal year, if any, of any decrease in the deferred tax liability of the Issuer and the consolidated Subsidiaries or any increase in the deferred tax assets of the Issuer and the consolidated Subsidiaries, excluding any change in deferred taxes that does not change or offset the taxes payable (or receivable if applicable) account of the Issuer and the consolidated Subsidiaries; minus

(6)           the aggregate amount of all non-cash credits included in arriving at Consolidated Net Income; minus

(7)           the sum, without duplication, of cash Capital Expenditures for such fiscal year (except to the extent attributable to the increase of Capitalized Lease Obligations or otherwise financed by incurring Indebtedness for such purpose); minus

(8)           increases in Consolidated Working Capital; minus

(9)           the aggregate principal amount of long-term Indebtedness (excluding the current portion of any long-term Indebtedness) (other than the Notes) repaid or prepaid by the Issuer and the consolidated Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of revolving loans and letters of credit, except to the extent that any repayment or prepayment of such Indebtedness is accompanied by a permanent reduction in related commitments; (ii) prepayments of Pari Passu Payment Lien Obligations and Priority Payment Lien Obligations (x) with Net Proceeds and (y) pursuant to any required prepayment from excess cash flow of the Issuer; and (iii) repayments or prepayments of long-term Indebtedness (excluding the current portion of any long-term Indebtedness) (including any such Indebtedness referred to in the foregoing subclauses of this clause (9)) financed by Incurring other long-term Indebtedness (excluding the current portion of any long-term Indebtedness).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means any notes issued in exchange for Notes pursuant to the Registration Rights Agreement or similar agreement.

“Excluded Asset” means (i) any property (including but not limited to the Equity Interests of Direct Holdings IP L.L.C., a Delaware limited liability company) to the extent that a grant of a security interest in such property pursuant to the Security Documents is prohibited by any requirement of law of a governmental authority, requires a consent not obtained of any governmental authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any investment property, pledged stock or pledged note (other than any of the foregoing issued by the Issuer or a Guarantor), any applicable shareholder, joint venture or similar agreement, except, in each case, to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law (including but not limited to the Uniform Commercial Code or Title 11 of the United States Code, as amended (the “Bankruptcy Code”)), (ii) any intellectual property to the extent that the grant of a security interest therein would result in the invalidity, unenforceability, voiding or cancellation thereof (including, without limitation, any trademark application filed on an intent to use basis), (iii) any assets of Foreign Subsidiaries, unless any such Foreign Subsidiary is required to become a Guarantor under this Indenture, (iv) any assets held by any Unrestricted Subsidiaries or any other Subsidiary that is not a Guarantor, (v) amounts used to cash collateralize the letters of credit (A) existing on the Emergence Date (without renewal) and (B) under the Senior Credit Facility in an amount not to exceed $26.5 million at any one time, (vi) any capital stock of any Foreign Subsidiary owned by the Issuer or any Guarantor in excess of 65%

of the Capital Stock of such Foreign Subsidiary, (vii) any aircraft or any trucks, trailers, tractors, service vehicles, automobiles, rolling stock or other registered mobile equipment of the Issuer or any Guarantor or equipment of the Issuer or any Guarantor covered by certificates of title or ownership, (viii) any real property other than Material Real Property, (ix) any payroll accounts, employee benefit accounts and tax accounts and (x) any capital stock and other securities of a Subsidiary to the extent that the pledge of such Capital Stock and other securities results in the Issuer being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary not to be subject to such requirement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer and its Restricted Subsidiaries from

(a)                                 contributions to its common equity capital, and

(b)                                 the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or a Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer or any direct or indirect parent of the Issuer, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 3.3(a)(C).

“Existing Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries existing (i) on the Issue Date; provided that all such Indebtedness is terminated on or prior to the Emergence Date and (ii) on the Emergence Date.

 “Fiscal Year” means the fiscal year of the Issuer ending on December 31 of each year.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are

(a)                                 direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(b)                                 obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantors” means Holdings together with the Subsidiary Guarantors, until such time as such Person’s Guarantee may be released in accordance with this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under

(a)                                 currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(b)                                 other agreements or arrangements designed to manage, hedge or protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means a Person in whose name a Note is registered in the Notes Register.

“Holdings” means the Person named as such in the first introductory paragraph of this Indenture.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Indebtedness” means, with respect to any Person,

(a)                                 any Indebtedness (including principal and premium) of such Person, whether or not contingent:

(1)           in respect of borrowed money,

(2)           evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(3)           representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

(4)           representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)                                 to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(c)                                  to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person (with the amount of such Indebtedness deemed to be the lower of (i) the principal amount of the Indebtedness of such other person and (ii) the fair market value of the assets securing such Indebtedness at the date of determination);

provided, however, that (x) Contingent Obligations incurred in the ordinary course of business, (y) and obligations under or in respect of Receivables Facilities, and (z) in the case of the Issuer and its Restricted Subsidiaries, statutory or other legal requirements to make deposits in connection with sweepstakes or similar contests, or surety bonds or letters of credit posted pursuant to such requirements in the ordinary course of business shall be deemed not to constitute Indebtedness.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Initial Purchasers” means J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Moelis & Company LLC.

 “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include May 14, 2010.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., in each case, with a stable or better outlook, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 3.3,

(1)           “Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(x)                                 the Issuer’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(y)                                 the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)           any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“IP Security Agreements” means the grants of security interest in trademark rights, patent rights and copyrights in substantially the forms attached as Exhibit G hereto, as the same may be amended, supplemented or modified from time to time.

“Issue Date” means the date on which the Notes are initially issued.

“Issuer” means the Person named as the “Issuer” in the first introductory paragraph of this Indenture until a successor Person shall have become such pursuant to the applicable provisions of this Indenture (including as a result of the Assumption), and thereafter “Issuer” shall mean such successor Person.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement in substantially the form attached as Exhibit H hereto, as the same may be amended, supplemented or otherwise modified from time to time.

 “LIBOR” with respect to an Interest Period, shall be the greater of (a) 3.0% or (b) the interest rate determined by the Calculation Agent as follows:

(1)           the arithmetic mean of the offered rates for deposits in U.S. dollars for the three-month period that appear on “Reuters Page LIBOR 01” (or if such page by its terms provides for a single rate, such single rate) at approximately 11:00 a.m., London time, on the date that is the second London Banking Day before the interest determination date. “Reuters Page LIBOR 01” means the display page designated as “LIBOR 01” on the Reuters service for the purpose of displaying London interbank offered rates of major banks, or any successor page on the Reuters service selected by the Issuer with the consent of the Calculation Agent, or if the Issuer determines that no such successor service exists on Reuters, an equivalent page on any successor service selected by the Issuer with the consent of the Calculation Agent.

(2)           If a rate cannot be determined under clause (1) above, the Calculation Agent shall determine LIBOR on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the Calculation Agent after consulting with the Issuer) at approximately 11:00 a.m., London time, on the date that is the second London Banking Day before the interest determination date to prime banks in the London interbank market for a period of three months in principal amounts of at least $1,000,000, which rates are representative for single transactions in such market at such time. In such case, the Calculation Agent shall request the principal London office of each such major bank to provide a quotation of that rate. If at least two such quotations are provided, LIBOR for the applicable interest reset date will be the arithmetic mean of the quotations. If fewer than two such quotations are provided as requested, LIBOR for the applicable interest reset date shall be the arithmetic mean of the rates quoted by three major banks in New York City, New York (selected by the Calculation Agent after consulting with the Issuer) at approximately 11:00 a.m. New York time, on the date that is the second London Banking Day before the interest determination date for the applicable interest reset date for loans in U.S. dollars to leading banks for a period of three months commencing on such interest reset date and in a principal amount equal to an amount not less than $1,000,000, which rates are representative for single transactions in such market at such time. If fewer than three quotations are provided as requested, LIBOR for the following interest period shall be the same as the rate determined for the then current interest period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidity” means, as of the most recent date for which internal financial statements are available, the sum of (i) cash, (ii) Cash Equivalents and (iii) unutilized commitments available to be borrowed under revolving credit arrangements of the Issuer and its Restricted Subsidiaries, after giving effect to outstanding letters of credit thereunder.

“London Banking Day” means any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Material Adverse Change” means that since the Issue Date there has not been any material adverse change, or any development which would reasonably be expected to result in a material adverse change, in or affecting the business, assets, financial position or results of operations of Holdings and its subsidiaries taken as a whole, except (i) changes affecting the economy, generally or financial markets in the United States generally, (ii) changes in GAAP or any interpretation thereof after the Issue Date, (iii) acts of God, any outbreak or escalation of hostilities or any calamity either within or outside the United States after the Issue Date, (iv) any development with respect to the U.K. pension scheme of Reader’s Digest Association Limited and (v) as otherwise disclosed in the Preliminary Offering Memorandum as supplemented by the Supplement to Preliminary Offering Memorandum.

“Material Real Property” means, on any date, any real property owned (but excluding leases) by the Issuer or any Guarantor with a fair market value as of such date in excess of $2.5 million.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

 “Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any Collateral deposited in the Collateral Account pursuant to the Security Documents.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any Collateral deposited in the Collateral Account pursuant to the Security Documents.

“Net Proceeds” from an Asset Sale means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary (including any cash received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale of other disposition of any Designated Noncash Consideration and securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) therefrom, in each case net of:

(1)           all brokerage, legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP or distributed or distributable to its members as a tax distribution (after taking into account any available tax credits or deductions and any tax sharing agreements), as a direct cost relating to such Asset Sale;

(2)           all payments made on any Indebtedness that is secured with a higher priority than the notes and the Guarantees by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(3)           all distributions and other payments required to be made to minority interest holders (other than the Issuer or Restricted Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Sale;

(4)           the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale; and

(5)           any portion of the purchase price from an Asset Sale placed in escrow in accordance with GAAP (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Sale);

provided, however, that, in the cases of clauses (4) and (5), upon reversal of any such reserve or the termination of any such escrow, Net Proceeds shall be increased by the amount of such reversal or any portion of funds released from escrow to the Issuer or any Restricted Subsidiary.

“Notes First Lien Percentage” means, at any time, a fraction (expressed as a percentage), the numerator of which is the outstanding principal amount of the Notes (including any Additional Notes) at such time and the denominator of which is the outstanding principal amount of all outstanding Pari Passu Payment Lien Obligations (including the Notes) and Priority Payment Lien Obligations at such time requiring a prepayment based on the Issuer’s Excess Cash Flow (or other measure based on cash flow) for a specified fiscal year.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated February 2, 2010 relating to the offering by the Issuer of $525.0 million principal amount of Floating Rate Senior Secured Notes due 2017 and any future offering memorandum relating to Additional Notes.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer. “Officer” of any Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion acceptable to the Trustee from legal counsel who is acceptable to the Trustee.  The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Payment Lien Obligations” means any Additional Notes and any other Indebtedness that has a stated maturity date that is longer than the Notes and that is permitted to have Pari Passu Payment Lien Priority relative to the Notes with respect to the Collateral and is not secured by any other assets; provided that an authorized representative of the holders of such Indebtedness (other than any Additional Notes) shall have executed a joinder to the Security Documents in the form provided therein. For the avoidance of doubt, Pari Passu Payment Lien Obligations shall not include Priority Payment Lien Obligations.

“Pari Passu Payment Lien Priority” means, relative to specified Indebtedness and other obligations, having equal Lien priority to the Notes and the Guarantees, as the case may be, on the Collateral.

“Permitted Investments” means

(a)                                 any Investment in the Issuer or any Domestic Subsidiary or any Investment by a Restricted Subsidiary that is not a Subsidiary Guarantor in a Restricted Subsidiary that is not a Subsidiary Guarantor;

(b)                                 any Investment in cash and Cash Equivalents;

(c)                                  any Investment by the Issuer or any Domestic Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment:

(1)           such Person becomes a Domestic Subsidiary; or

(2)           such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Domestic Subsidiary,

(d)                                 any Investment by a Restricted Subsidiary that is not a Subsidiary Guarantor in a Person that is engaged in a Similar Business if as a result of such Investment:

(1)           such Person becomes a Restricted Subsidiary; or

(2)           such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary,

(e)                                  any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 3.5 or any other disposition of assets not constituting an Asset Sale;

(f)                                   any Investment existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(g)                                  any Investment acquired by the Issuer or any Restricted Subsidiary:

(1)           in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuers of such other Investment or accounts receivable; or

(2)           as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(i)                                     Hedging Obligations permitted under Section 3.2(b)(1) and Section 3.2(b)(12);

(j)                                    loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other expenses, in each case incurred in the ordinary course of business and in compliance with applicable law or to finance the purchase of Equity Interests of the Issuer or any of its direct or indirect parents and in an amount not to exceed $5.0 million at any one time outstanding;

(k)                                 Investments the payment for which consists of Equity Interests of the Issuer or any of its direct or indirect parents (exclusive of Disqualified Stock of the Issuer); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 3.3(a)(C);

(l)                                     (i) guarantees of Indebtedness permitted under Section 3.2; provided that if such Indebtedness can only be incurred by the Issuer or Subsidiary Guarantors, then such guarantees are only permitted by this clause to the extent made by the Issuer or a Subsidiary Guarantor, and (ii) performance guarantees with respect to obligations incurred by the Issuer or any of its Restricted Subsidiaries that are permitted by the Indenture;

(m)                             any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 3.8(b) (except transactions described in clauses (2), (4), (5), (6), (8) and (9) of such Section 3.8(b));

(n)                                 Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment in the ordinary course of business or the non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(o)                                 additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 2.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(C)); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (a) or (d) above and shall not be included as having been made pursuant to this clause (o);

(p)                                 Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described in Section 4.1 after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q)                                 the creation of Liens on the assets of the Issuer or any of its Restricted Subsidiaries in compliance with the covenant described in Section 3.6;

(r)                                    Investments relating to any special-purpose wholly owned subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility;

(s)                                   Investments consisting of earnest money deposits required in connection with a purchase agreement or letter of intent permitted by the Indenture;

(t)                                    Investments in Reader’s Digest Association Limited in an amount not to exceed £10.9 million to settle under-funded pension liabilities; and

(u)                                 Investments in the form of contributions of the Capital Stock or intercompany notes of first-tier Foreign Subsidiaries to other first-tier Foreign Subsidiaries to effectuate a tax reorganization of the Issuer and its Foreign Subsidiaries.

“Permitted Liens” means, with respect to any Person:

(1)           Liens, pledges, prepayments or deposits by such Person in connection with workmen’s compensation laws, unemployment insurance laws and other social security legislation or similar legislation, Liens, pledges, prepayments or deposits (including deposits made to satisfy statutory or other legal obligations in connection with sweepstakes or similar contests and Liens in favor of postal authorities) in connection with, or to secure the performance of, bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or Liens, pledges, prepayments or deposits to secure public or statutory obligations of such Person or Liens or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or Liens or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)           Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, suppliers’ or construction contractor’s Liens, in each case which secure amounts which are not overdue for a period of more than forty-five (45) days or if more than forty-five (45) days overdue, are unfiled and no other action has been taken to enforce such Lien or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)           Liens for taxes, assessments or other governmental charges not yet due or payable or which are being contested in good faith by appropriate proceedings;

(4)           Liens (including rights of set-off), deposits, prepayments or cash pledges in connection with or to secure the performance of statutory bonds, stay, customs and appeal bonds, performance bonds and surety bonds or bid bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar minor encumbrances and minor title defects affecting real property and zoning or other restrictions as to the use of real properties or Liens incidental which are imposed by any governmental authority having jurisdiction over such real property which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)           Liens securing Indebtedness permitted to be incurred pursuant to Section 3.2(b)(4); provided that Liens securing Indebtedness incurred pursuant to Section 3.2(b)(4) are solely on acquired property or the assets of the acquired entity; provided, further, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(7)           Liens existing (i) on the Issue Date and (ii) on the Emergence Date (other than Liens under the Senior Credit Facility and Liens securing the Notes);

(8)           Liens on property or shares of stock of or held by a Person at the time such Person becomes a Restricted Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(9)           Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10)         Liens securing Indebtedness or other obligations of a Restricted Subsidiary that is not a Subsidiary Guarantor to another Restricted Subsidiary that is not a Subsidiary Guarantor, in each case permitted to be incurred in accordance with Section 3.2; provided that the Liens extend only to assets of Restricted Subsidiaries that are not Subsidiary Guarantors;

(11)         Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12)         Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)         Leases, licenses, sublicenses and subleases of real property granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

(14)         Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)         Liens in favor of the Issuer or any Domestic Subsidiary;

(16)         Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or any Restricted Subsidiary’s clients at which such equipment is located;

(17)         Liens to secure any refinancing, refunding, extension, renewal, modification or replacement (or successive refinancing, refunding, extensions, renewals, modifications or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7)(ii), (8), (9), (10), (15), (19) and (22); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property and after acquired-property that is affixed or incorporated into the property covered by such Lien), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by a Lien described under clauses (6), (7)(ii), (8), (9), (10), (15), (19) and (22) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority relative to the Notes and the Guarantees and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Notes and the Guarantees and Holders thereof than the original Liens and the related Indebtedness;

(18)         Liens to secure Indebtedness of any Foreign Subsidiary permitted by Section 3.2(b)(21) covering only the assets of such Foreign Subsidiary;

(19)         Liens securing the Notes outstanding on the Issue Date and the Exchange Notes in respect thereof, the Guarantees relating to such Notes and Exchange Notes and any obligations with respect to such Notes and Exchange Notes and Guarantees relating thereto;

(20)         Liens on the Collateral in favor of any collateral agent (including for the benefit of the Holders) relating to such collateral agent’s administrative expenses with respect to the Collateral;

(21)         Liens securing judgments, attachments or awards not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(22)         Liens on Collateral securing Pari Passu Payment Lien Obligations or Junior Lien Indebtedness that has a stated maturity date that is longer than the Notes permitted to be incurred pursuant to Section 3.2(a); provided that any such Indebtedness has Pari Passu Payment Lien Priority or junior Lien priority (pursuant to the Junior Lien Intercreditor Agreement) relative to the Notes and Guarantees and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 2.25 to 1.0;

(23)         Any interest or title of a lessor, sublessor, licensor or sublicensor in the property subject to any lease, sublease, license or sublicense (other than any property that is the subject of a sale and leaseback transaction);

(24)         Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by the Indenture;

(25)         Liens on Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries (except to the extent such Capital Stock is pledged as Collateral);

(26)         Liens on (x) Collateral securing Indebtedness incurred pursuant to, and obligations described in, Section 3.2(b)(1); provided that any such Indebtedness may be Priority Payment Lien Obligations, Pari Passu Payment Lien Obligations or have junior Lien priority pursuant to the Junior Lien Intercreditor Agreement relative to the Notes and Guarantees and (y) Liens on property and assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries incurred pursuant to Section 3.2(b)(1);

(27)         Liens on Collateral securing Junior Lien Indebtedness that has a stated maturity date that is longer than the Notes and that is permitted to be incurred pursuant to Section 3.2(a); provided that any such Liens are subject to the Junior Lien Intercreditor Agreement;

(28)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(29)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(30)         Liens that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business;

(31)         Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof;

(32)         Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers;

(33)         Liens attaching solely to cash earnest money deposits in connection with fully collateralized repurchase agreements that are permitted by Section 3.2 that constitute temporary cash investments and that do not extend to any assets other than those that are the subject of such repurchase agreement;

(34)         Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(35)         Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(36)         Liens on deposits in the ordinary course of business securing credit card programs maintained in the ordinary course of business in an amount not to exceed $15.0 million (plus the amount, up to an additional $20.0 million, of such deposits sought by JPMorgan Chase Bank, N.A. or its subsidiaries (including Paymentech)) in the aggregate at any one time outstanding;

(37)         ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Issuer or any Subsidiary;

(38)         Liens on equipment (including printing presses and data-processing equipment) owned by the Issuer or any Restricted Subsidiary and located on the premises of any supplier, in the ordinary course of business;

(39)         Utility and other similar deposits made in the ordinary course of business;

(40)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes;

(41)         Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an Asset Sale permitted under Section 3.5, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(42)         Liens on cash collateral securing letters of credit existing on the Emergence Date; and

(43)         Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $5.0 million at any one time outstanding.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Issuer shall, in its sole discretion, classify (or reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan of Reorganization” means the Third Amended Joint Chapter 11 Plan of Reorganization for The Reader’s Digest Association, Inc. and its Debtor Affiliates, dated as of November 30, 2009, Case No. 09-23529 (RDD) filed in the United States Bankruptcy Court for the Southern District of New York, as amended, supplemented or otherwise modified.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any bankruptcy proceeding, whether or not allowed or allowable in any such bankruptcy proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Preliminary Offering Memorandum” means the preliminary offering memorandum, dated January 25, 2010, relating to the offering and sale by RDA of $525.0 million principal amount of Floating Rate Senior Secured Notes due 2017.

 “Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Issuer in good faith.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratings Condition” means, that after giving effect to (i) the merger or acquisition described in Section 3.2(b)(16), or (ii) the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition described in Section 4.1(a)(4), as applicable, the rating of the Notes is equal to or higher than the ratings of the Notes by both Rating Agencies immediately prior to such transaction, in each case with a stable outlook or better.

 “Receivables Facility” means one or more receivables financing facilities, as amended from time to time, the Indebtedness and Obligations of which are non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted Subsidiaries pursuant to which the Issuer and/or any of their Restricted Subsidiaries sells their accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest in accounts receivables issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds being deposited into the Collateral Account pursuant to the Security Documents.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers and, with respect to any Additional Notes, one or more registration rights agreements among the Issuer, the Guarantors and the other parties thereto, relating to the rights given by the Issuer and the Guarantors to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Replacement Assets” means (1) non-current assets and property (including any such assets acquired by capital expenditures but excluding Indebtedness and Capital Stock) that shall be used or useful in a Similar Business by the Issuer or a Restricted Subsidiary or (2) substantially all the assets of a Similar Business or a majority of the Voting Stock of any Person engaged in a Similar Business that shall become on the date of acquisition thereof a Domestic Subsidiary (or a Restricted Subsidiary solely to the extent the assets being replaced were sold by a Foreign Subsidiary).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(d).

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1) and, in the case of the Temporary Regulation S Global Note, the legend set forth in Section 2.1(d)(2).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of RDA (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Reversion Date” means, during any period of time during which the Issuer and the Restricted Subsidiaries are not subject to the covenants described in Sections 3.2, 3.3, 3.4, 3.5(b), 3.7, 3.8, 3.12 and 4.1(a)(4) (collectively, the “Suspended Covenants”) as a result of a Covenant Suspension, the date on which one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, and after which date the Suspended Covenants will thereafter be reinstated.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard and Poor’s Ratings Group and any successor to its rating agency business.

 “SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Security Agreement in substantially the form attached as Exhibit E hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” means the security agreements, including the Security Agreement and the IP Security Agreements, pledge agreements, Mortgages, collateral assignments, agency agreements and related agreements, instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing (including, without limitation, finance statements under the Uniform Commercial Code of the relevant states), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the Holders and the Trustee or notice of such pledge, assignment or grant is given.

“Senior Credit Facility” means the Credit Agreement to be entered into on the Escrow Release Date among RDA, Holdings, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, provided that such additional Indebtedness is incurred in accordance with Section 3.2) and that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Security Documents in the form provided therein.

“Senior Indebtedness” means:

(a)                                  all Hedging Obligations (and guarantees thereof) permitted to be incurred under the terms of this Indenture;

(b)                                 any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Guarantee;

(c)                                  all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facility and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments; and

(d)                                 all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c).

Notwithstanding anything to the contrary, Senior Indebtedness will not include:

(i)                                     any liability for federal, state, local or other taxes owed or owing by the Issuer;

(ii)                                  any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(iii)                               any obligation of such Person to the Issuer or any of its Subsidiaries;

(iv)                              the portion of any Indebtedness that is incurred in violation of the Indenture;

(v)                                 Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code; or

(vi)                              any Indebtedness or other Obligation of a Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person.

“Shelf Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer, RDA and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto or any business that is a reasonable extension thereof.

“Stated Maturity” means, with respect to any Obligation, the date specified in such Obligation as the fixed date on which the payment of principal of such Obligation is due and payable, including pursuant to any mandatory redemption provision, but shall not include any date on which the payment of principal of such security is due and payable as a result of any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person,

(1)           any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)           any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or managing member of such entity.

“Subsidiary Guarantee” means the Guarantee of a Subsidiary Guarantor.

“Subsidiary Guarantor” means each wholly owned Domestic Subsidiary of RDA on the Issue Date (other than Direct Holdings IP L.L.C.) and any other Restricted Subsidiaries that become guarantors under the Indenture in accordance with the terms thereof until such time as such Person’s Guarantee may be released in accordance with this Indenture.

“Supplement to Preliminary Offering Memorandum” means the supplement to the Preliminary Offering Memorandum, dated February 2, 2010 relating to the offering and sale by the Issuer of $525.0 million principal amount of Floating Rate Senior Secured Notes due 2017.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries as shown on the most recent balance sheet of such Person.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as in effect on the date of this Indenture.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2013; provided, however, that if the period from the redemption date to February 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” shall mean, when used with respect to the Trustee, any vice president, assistant vice president, any trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“U.K. Condition” means either (i) RDA UK shall have commenced an administration proceeding and an administrator for RDA UK shall have been appointed under and in accordance with the UK Insolvency Act 1986, as amended by the Enterprise Act 2002 or (ii) the Debtors reach a settlement of the UK pension liabilities that is acceptable to the Debtors, the Prepetition Agent (as defined in the Plan of Reorganization) and to the senior lender steering committee and such settlement will not have a material adverse effect on the financial condition or liquidity of RDA and its subsidiaries.

“Unrestricted Subsidiary” means:

(1)           any Subsidiary of RDA, which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of RDA, as provided below), and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of RDA may designate any Subsidiary of RDA (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, RDA or any Subsidiary of RDA (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a)                                  any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by RDA,

(b)                                 such designation complies with Section 3.3, and

(c)                                  each of:

(1)           the Subsidiary to be so designated, and

(2)           its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer, RDA or any Restricted Subsidiary.

The Board of Directors of RDA may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either, in each case on a pro forma basis taking into account such designation, (i) RDA would be permitted to incur such Indebtedness pursuant to Section 3.2 or (ii) the Ratings Condition is satisfied.

Any such designation by the Board of Directors of RDA shall be notified by RDA to the Trustee by promptly filing with such Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1)           the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2)           the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

 “Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2.   Other Definitions.

Term	Defined in Section

“Additional Restricted Notes”	2.1(b)

“Affiliate Transaction”	3.8

“Agent Members”	2.1(e)(iii)

“Asset Sale Offer”	3.5(b)

“Authenticating Agent”	2.2

“Automatic Exchange”	2.6(e)

“Automatic Exchange Date”	2.6(e)

“Automatic Exchange Notice”	2.6(e)

“Automatic Exchange Notice Date”	2.6(e)

Term	Defined in Section

“Bankruptcy Code	1.1

“Calculation Date”	1.1

“Change of Control Offer”	3.10

“Change of Control Payment”	3.10

“Change of Control Payment Date”	3.10(2)

“Clearstream”	2.1(b)

“Collateral Disposition Offer”	3.5(a)

“Covenant Defeasance”	8.3

“Defaulted Interest”	2.14

“Escrow Period”	3.21(c)

“Euroclear”	2.1(b)

“Event of Default”	6.1

“Excess Cash Flow Offer”	5.9(a)

“Excess Cash Flow Offer Amount”	5.9(a)

“Excess Cash Flow Payment”	5.9(b)(1)

“Excess Cash Flow Payment Date”	5.9(b)(2)

“Excess Collateral Proceeds”	3.5(a)

“Excess Proceeds”	3.5(b)

“Exchange Global Note”	2.1(b)

“Global Notes”	2.1(b)

“Guaranteed Obligations”	10.1

“incur”	3.2

“incurrence”	3.2

“Institutional Accredited Investor Global Note”	2.1(b)

Term	Defined in Section

“Institutional Accredited Investor Notes”	2.1(b)

“Issuer Order”	2.2

“Legal Defeasance”	8.2

“Legal Holiday”	13.8

“Notes Register”	2.3

“NRSRO”	1.1

“Paying Agent”	2.3

“Payor”	5.9(a)

“Permanent Regulation S Global Note”	2.1(b)

“Premises”	11.5

“primary obligations”	1.1

“primary obligor”	1.1

“Priority Payment Lien Obligations”	11.1(a)

“protected purchaser”	2.10

“Redemption Date”	5.7(a)

“Refinancing Indebtedness”	3.2(b)(15)

“Refunding Capital Stock”	3.3(b)(2)

“Registrar”	2.3

“Regulation S Global Note”	2.1(b)

“Regulation S Notes”	2.1(b)

“Resale Restriction Termination Date”	2.6(b)

“Retired Capital Stock”	3.3(b)(2)

“Restricted Global Note”	2.6(e)

“Restricted Payments”	3.3(a)

Term	Defined in Section

“Restricted Period”	2.1(b)

“Rule 144A Global Note”	2.1(b)

“Rule 144A Notes”	2.1(b)

“Special Interest Payment Date”	2.14(a)

“Special Record Date”	2.14(a)

“Special Redemption”	5.10

“Special Redemption Date”	5.10

“Successor Issuer”	4.1(a)(1)

“Successor Person”	10.2(b)(1)

“Suspended Covenants”	1.1

“Suspension Period”	3.23

“Temporary Regulation S Global Note”	2.1(b)

“Trustee”	8.5

“Unrestricted Global Note”	2.6(e)

“Unutilized Excess Collateral Proceeds”	3.5(a)

“Unutilized Excess Proceeds”	3.5(b)

SECTION 1.3.   Incorporation by Reference of Trust Indenture Act.  This Indenture is subject to the mandatory provisions of the TIA which are incorporated by reference in and made a part of this Indenture.  The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.4.   Rules of Construction.  Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           “including” means including without limitation;

(5)           words in the singular include the plural and words in the plural include the singular;

(6)           the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(7)           the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(8)           all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(9)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(10)         unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

ARTICLE II

THE NOTES

SECTION 2.1.   Form, Dating and Terms.

(a)           The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.  The Initial Notes issued on the date hereof will be in an aggregate principal amount of $525,000,000.  In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein) and Exchange Notes.  Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.10, 2.12, 5.6 or 9.5, in connection with a Collateral Disposition Offer or Asset Sale Offer pursuant to Section 3.5, in connection with a Change of Control Offer pursuant to Section 3.10 or in connection with an Excess Cash Flow Offer pursuant to Section 5.9.

Notwithstanding anything to the contrary contained herein, the Issuer may not issue any Additional Notes, unless such issuance is in compliance with Sections 3.2 and 3.6.

The Initial Notes shall be known and designated as “Floating Rate Senior Secured Notes, Series A, due 2017” of the Issuer.  Additional Notes issued as Restricted Notes shall be known and designated as “Floating Rate Senior Secured Notes, Series A, due 2017” of the Issuer.  Additional Notes issued other than as Restricted Notes shall be known and designated as “Floating Rate Senior Secured Notes, Series B, due 2017” of the Issuer, and Exchange Notes shall be known and designated as “Floating Rate Senior Secured Notes, Series B, due 2017” of the Issuer.

With respect to any Additional Notes, the Issuer shall set forth in (a) a Board Resolution and (b) (i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, the following information:

(1)           the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2)           the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(3)           whether such Additional Notes shall be Restricted Notes issued in the form of Exhibit A hereto and/or shall be issued in the form of Exhibit B hereto.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officers’ Certificate required by Section 13.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of this Indenture and the Security Documents.  Holders of the Initial Notes, the Additional Notes and the Exchange Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, the Additional Notes or the Exchange Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

If any of the terms of any Additional Notes are established by action taken pursuant to Board Resolutions of the Issuer, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

(b)           The Initial Notes are being offered and sold by the Issuer pursuant to a Purchase Agreement, dated February 2, 2010, among the Issuer, RDA, the Guarantors, J.P. Morgan Securities Inc. and the other initial purchasers named therein.  The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S.  Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs in accordance with Rule 501 of the Securities Act, in each case, in accordance with the procedure described herein.  Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.  The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”), without interest coupons.  Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Section 2.7.  Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”).  Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems.  If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries.  Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.  The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Exchange Notes exchanged for interests in the Rule 144A Notes, the Regulation S Notes and the Institutional Accredited Investor Notes will be issued in the form of a permanent global Note, substantially in the form of Exhibit B, which is hereby incorporated by reference and made a part of this Indenture, deposited with the Trustee as hereinafter provided, including the appropriate legend set forth in Section 2.1(d) (the “Exchange Global Note”).  The Exchange Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Exchange Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.

The Rule 144A Global Note, the Regulation S Global Note, the Institutional Accredited Investor Global Note and the Exchange Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose in the Borough of Manhattan, The City of New York (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Issuer, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and Exhibit B and in Section 2.1(d).  The Issuer shall approve any notation, endorsement or legend on the Notes.  Each Note shall be dated the date of its authentication.  The terms of the Notes set forth in Exhibit A and Exhibit B are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)           Denominations.  The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d)           Restrictive Legends.  Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) an Initial Note or an Additional Note issued as a Restricted Note is exchanged for an Exchange Note in connection with an effective registration statement, in each case pursuant to the Registration Rights Agreement or a similar agreement or (iii) the Trustee receives an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act:

(1)           the Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR

OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF THE RULE 144A GLOBAL NOTE AND THE INSTITUTIONAL ACCREDITED INVESTOR GLOBAL NOTE: ONE YEAR] [IN THE CASE OF THE REGULATION S GLOBAL NOTE: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF THE REGULATION S GLOBAL NOTE: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.] BY ITS ACQUISITION OF THIS SECURITY THE HOLDER AND ANY SUBSEQUENT TRANSFEREE HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER OR ANY TRANSFEREE TO ACQUIRE AND HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), ANY PLANS, ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION

4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISION SUNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF SUCH PLANS, ACCOUNTS OR ARRANGEMENTS, OR (II) THE ACQUISITION AND HOLDING OF THIS SECURITY BY SUCH HOLDER OR TRANSFEREE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICATION SIMILAR LAWS.

(2)           the Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:

THIS SECURITY IS A TEMPORARY GLOBAL NOTE.  PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE.  TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

(3)           Each Global Security, whether or not an Initial Security, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(4)           Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

THIS SECURITY IS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: ATTENTION: CHIEF FINANCIAL OFFICER, THE READER’S DIGEST ASSOCIATION, INC., READER’S DIGEST ROAD, PLEASANTVILLE, NEW YORK 10570, TELEPHONE NUMBER (914) 238-1000.

(e)           Book-Entry Provisions.  (i)  This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(ii)           Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear legends as set forth in Section 2.1(d). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the DTC, its successors or its respective nominees, except as set forth in Section 2.1(e)(v) and 2.1(f).  If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note.  Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(iii)          Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iv)          In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(v)           In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(vi)          The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(vii)         Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f)            Definitive Notes.  (i)  Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes.  If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.  In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuer within 90 days of such notice or, (B) the Issuer in its sole discretion executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC.  In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes.

(ii)           Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e)(iii) or (iv) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

(iii)          If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(iv)          If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(v)           Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

SECTION 2.2.   Execution and Authentication.  One Officer shall sign the Notes for the Issuer by manual or facsimile signature.  If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note.  The signature of the Trustee on a Security shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.  A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery:  (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $525,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, (3) Exchange Notes for issue only in an exchange offer pursuant to the Registration Rights Agreement or upon resale under an effective Shelf Registration Statement, and only in exchange for Initial Notes or Additional Notes of an equal principal amount and (4) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Issuer signed by one Officer (the “Issuer Order”).  Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes.  Any such instrument shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer.  Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.  An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Issuer or any Subsidiary Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Subsidiary Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV or Section 10.2, as applicable, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange.  If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3.   Registrar and Paying Agent.

The Issuer shall maintain in the Borough of Manhattan, The New York, New York an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”).  In addition, the Issuer shall appoint and maintain at all times a Calculation Agent.  The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”).  The Issuer may have one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall advise the Calculation Agent in writing prior to any interest payment date of any Additional Interest payable to pursuant to the Registration Rights Agreement.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Issuer shall notify the Trustee of the name and address of each such agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7.  The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Issuer initially appoints the Trustee as Registrar and Paying Agent for the Notes.  The Issuer may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.  The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

SECTION 2.4.   Paying Agent to Hold Money in Trust.

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due.  The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof.  If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent.  Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee.  Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5.   Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Issuer, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Issuer shall otherwise comply with TIA § 312(a).

SECTION 2.6.   Transfer and Exchange.

(a)           A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6.  The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such register.  The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream.  The Trustee shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b)           Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is one year after the later of the date of its original issue and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(i)            a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC.

(ii)           a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Issuer, the delivery of an opinion of counsel, certification and/or other information satisfactory to it; and

(iii)          a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and, if requested by the Issuer, the delivery of an opinion of counsel, certification and/or other information satisfactory to it.

(c)           Transfers of Regulations S Notes.  The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(i)            a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii)           a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Issuer or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and

(iii)          a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and, if requested by the Issuer, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to the Issuer.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.8, Section 2.9 or any additional certification.

(d)           Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (i) Initial Notes are being exchanged for Exchange Notes in an exchange offer pursuant to the Registration Rights Agreement, in which case the Exchange Notes shall not bear a Restricted Notes Legend, (ii) an Initial Note is being transferred pursuant to the Shelf Registration Statement or other effective registration statement, (iii) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (iv) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.  Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e)           Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend.  Upon the Issuer’s satisfaction that the

Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (A) with respect to the Notes issued on the Issue Date or (B) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”).  Upon the Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Issuer may pursuant to the rules and procedures (i) provide written notice to DTC at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Issuer shall have previously otherwise made eligible for exchange with the DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of the Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and the (z) “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuer, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged. At the Issuer’s request on no less than five (5) calendar days’ notice prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Issuer’s name and at its expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders. Notwithstanding anything to the contrary in this Section 2.6(e), during the fifteen (15) day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.6(e) shall be permitted without the prior written consent of the Issuer.  As a condition to any Automatic Exchange, the Issuer shall provide, and the Trustee shall be entitled to rely upon, an Officers’ Certificate in form reasonably acceptable to the Trustee to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.6(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

(f)            Retention of Written Communications.  The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6.  The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g)           Obligations with Respect to Transfers and Exchanges of Notes.

(i)            To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii)           No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.10, 2.12, 3.5, 3.10, 5.6, 5.9 or 9.5).

(iii)          The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

(iv)          Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibits A and B) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v)           Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

(vi)          All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)           No Obligation of the Trustee.  (i)  The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC.  The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(ii)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7.   Form of Certificate to be Delivered upon Termination of Restricted Period.

[Date]

The Reader’s Digest Association, Inc.

c/o Wells Fargo Bank, National Association,

45 Broadway, 14th Floor

New York, New York 10006

Attention: Corporate Trust Services —

Reader’s Digest Assoc. Administration

Telecopy: 212-515-1589

with a copy to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Maria A. Dantas

Re:          The Reader’s Digest Association, Inc. (the “Issuer”).

Floating Rate Senior Secured Notes due 2017 (the “Notes”)

Ladies and Gentlemen:

This letter relates to Notes represented by a temporary global Note (the “Temporary Regulation S Global Note”).  Pursuant to Section 2.1 of the Indenture dated as of February 11, 2010 relating to the Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $[              ] principal amount of Notes represented by the Temporary

Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended.  Accordingly, you are hereby requested to issue a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by the Indenture.  We certify that we [are][are not] an Affiliate of the Issuer.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

SECTION 2.8.   Form of Certificate to be Delivered in Connection with Transfers to Institutional Accredited Investors.

[Date]

The Reader’s Digest Association, Inc.

c/o Wells Fargo Bank, National Association,

as Trustee and Registrar — DAPS Reorg

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email:  DAPSReorg@wellsfargo.com

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[                  ] principal amount of the Floating Rate Senior Secured Notes due 2017 (the “Notes”) of [RD Escrow Corporation] [The Reader’s Digest Association, Inc.] (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.             We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business.  We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.             We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer and the Trustee.

3.                                      We [are][are not] an Affiliate of the Issuer.

TRANSFEREE:

BY:

SECTION 2.9.   Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

The Reader’s Digest Association, Inc.
c/o Wells Fargo Bank, National Association,
as Trustee and Registrar — DAPS Reorg

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re:                           [RD Escrow Corporation] [The Reader’s Digest Association, Inc.] (the “Issuer”)

Floating Rate Senior Secured Notes due 2017 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[                ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)                                 the offer of the Notes was not made to a person in the United States;

(b)                                 either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)                                  no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)                                 the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

SECTION 2.10.   Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer or the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer or Trustee prior to the

Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith.  If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.10, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.10, every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.11.   Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding.  A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.10 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.10.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.12.   Temporary Notes.

In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes.  After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes.  Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.13.   Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures including delivery of a certificate describing such Notes disposed (subject to the record retention requirements of the Exchange Act) or deliver canceled Notes to the Issuer pursuant to written direction by one Officer.  If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13.  The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.14.   Payment of Interest; Defaulted Interest.

Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a)                                 The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.14(a).  Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment.  The Issuer shall promptly notify the Trustee of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.2, not less than 10 days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special

Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.14(b).

(b)                                 The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.14(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.14, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.15.   Computation of Interest.

Interest on the Notes shall be computed as set forth in Exhibits A and B.

SECTION 2.16.   CUSIP, Common Code and ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP”, “Common Code” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP”, “Common Code” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code and ISIN numbers.  The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code and ISIN numbers.

ARTICLE III

COVENANTS

SECTION 3.1.   Payment of Notes.

The Issuer shall promptly pay the principal of, premium, if any, and interest (including Additional Interest) on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, and interest (including Additional Interest) shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest (including Additional Interest) then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest (including Additional Interest) at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2.   Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and preferred stock.

(a)                                 The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Consolidated Leverage Ratio of the Issuer and the Restricted Subsidiaries at the time such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been no greater than 5.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements are available.

(b)                                 The limitations of Section 3.2(a) will not apply to:

(1)                                 the incurrence of (A) Indebtedness under Credit Facilities by the Issuer or any of the Subsidiary Guarantors and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), (B) Indebtedness under Credit Facilities of Foreign Subsidiaries in an aggregate principal amount not to exceed $50.0 million, (C) Hedging Obligations with lenders under Credit Facilities or their Affiliates or (D) Cash Management Obligations; provided that the aggregate principal amount of Indebtedness incurred under clauses (A), (B), (C) and (D) outstanding at any one time shall not exceed $100.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Issuer or any Restricted Subsidiary since the Issue Date to permanently repay any Indebtedness under Credit Facilities (and, in the case of revolving credit Indebtedness, to effect a corresponding permanent reduction thereunder);

(2)                                 the incurrence by the Issuer and any Subsidiary Guarantor of Indebtedness represented by (i) the Notes issued on the Issue Date (other than any Additional Notes), including any Guarantee thereof, and (ii) any Exchange Notes (including any Guarantee thereof);

(3)                                 Existing Indebtedness (other than Indebtedness described in Sections 3.2(b)(1) and 3.2(b)(2);

(4)                                 Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any of the Subsidiary Guarantors to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this Section 3.2(b)(4)  and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this Section 3.2(b)(4), does not exceed the greater of $20.0 million and 1.0% of Total Assets;

(5)                                 Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits, or property, casualty or liability insurance or self insurance obligations in the ordinary course of business; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)                                 Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for and to the extent of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(7)                                 Indebtedness of the Issuer to a Subsidiary Guarantor; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Guarantor) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (7);

(8)                                 Indebtedness of the Issuer or a Subsidiary Guarantor to a Restricted Subsidiary that is not a Subsidiary Guarantor; provided that any such Indebtedness is subordinated in right of payment to the Notes or the Guarantees, as applicable, provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9)                                 Indebtedness of a Subsidiary Guarantor to the Issuer or another Subsidiary Guarantor;

(10)                          Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor to the Issuer or a Restricted Subsidiary;

(11)                          shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause (11);

(12)                          Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting:

(A)                               interest rate risk with respect to any Indebtedness permitted to be incurred or outstanding under the Indenture; or

(B)                               exchange rate risk with respect to any currency exchange; or

(C)                               commodity risk;

(13)                          obligations in respect of performance, bid, appeal and surety bonds and other similar types of performance and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(14)                          (i) any guarantee by the Issuer or a Subsidiary Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with a Subsidiary Guarantee, then the guarantee shall be subordinated or pari passu to the Notes or a Subsidiary Guarantee, as applicable, to the same extent as the Indebtedness guaranteed; or (ii) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer or a Subsidiary Guarantor; provided that such guarantee is incurred in accordance with Section 3.7 or (iii) any guarantee by a Restricted Subsidiary that is not a Subsidiary Guarantor of Indebtedness of another Restricted Subsidiary that is not a Subsidiary Guarantor;

(15)                          the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock of the Issuer or any Restricted Subsidiary incurred as permitted under Section 3.2(a) and Sections 3.2(b)(2), and 3.2(b)(3), this Section 3.2(b)(15) and Section 3.2(b)(16), including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A)                               has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the lesser of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced and (y) the remaining Weighted Average Life to Maturity of the Notes;

(B)                               to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu in right of payment to the Notes or any Guarantee of the Notes, such Refinancing Indebtedness is subordinated or pari passu in right of payment to the Notes or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively;

(C)                               shall not be in an amount in excess the principal amount (or accreted value, if applicable) or liquidation preference of, plus any accrued and unpaid interest on, the Indebtedness being so refunded or refinanced, plus the amount of any premium (including tender premiums), defeasance costs and any related fees and expenses;

(D)                               shall not have a final maturity date prior to the final maturity date of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced; and

(E)                                shall not include:

(x) Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of an Issuer or a Subsidiary Guarantor; or

(y) Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

(16)                          (i) Indebtedness, Disqualified Stock or preferred stock of Persons incurred and outstanding on or prior to the date such Person was acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture and (ii) Indebtedness of the Issuer or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Issuer or such Restricted Subsidiary of property used or useful in a Similar Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided that in the case of both (i) and (ii), either (x) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 3.2(a) or (y) the Ratings Condition is satisfied;

(17)                            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

(18)                            Indebtedness consisting of promissory notes issued by the Issuer or any of its Restricted Subsidiaries to any current or former employee, director or officer of the Issuer, any of its Restricted Subsidiaries or any of its direct or indirect parents (or permitted transferees, assigns, estates, or heirs of such employee, director or officer), to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies permitted by Section 3.3; provided further, that such indebtedness must be expressly subordinated in right of payment to the Notes or the Guarantees, as the case may be;

(19)                            Indebtedness of the Issuer or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(20)                            Indebtedness, Disqualified Stock and preferred stock of the Issuer and the Restricted Subsidiaries not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (20), does not at any one time outstanding exceed $35.0 million; and

(21)                            Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $5.0 million at any time outstanding.

(c)                                  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in Section 3.2(b)(1) through Section 3.2(b)(21)  or is entitled to be incurred pursuant to Section 3.2(a), the Issuer shall, in its sole discretion, classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or preferred stock will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to any category of permitted Indebtedness described in Section 3.2(b)(1) through Section 3.2(b)(21) or pursuant to Section 3.2(a) so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassifications, provided that all Indebtedness outstanding on the Escrow Release Date under the Senior Credit Facility shall be deemed to have been incurred on such date in reliance on the exception provided by Section 3.2(b)(1) and may not later be reclassified. Accrual of interest, the accretion of accreted value, the amortization of original issue discount and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 3.2.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Issuer will not, and will not permit any Subsidiary Guarantor to directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s guarantee to the extent and in the same manner in all material respects and taken as a whole as such Indebtedness is subordinated in right of payment to other Indebtedness of the Issuer or such Subsidiary Guarantor as the case may be.

For purposes of this Indenture, (1) unsecured Indebtedness shall not be treated as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

SECTION 3.3.   Limitation on Restricted Payments.

(a)                                  The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)                                  declare or pay any dividend or make any distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A)                              dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests; or

(B)                                dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)                                  purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation, held by Persons other than the Issuer or any Subsidiary Guarantor;

(3)                                  make any principal payment on, or redeem, repurchase, defease, otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness, other than:

(u)                                   Pari Passu Payment Lien Obligations;

(v)                                   Priority Payment Lien Obligations;

(w)                                 Indebtedness permitted under Sections 3.2(b)(4), 3.2(b)(7), 3.2(b)(8), 3.2(b)(9) and 3.2(b)(10);

(x)                                     the purchase, repurchase or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition;

(y)                                   Indebtedness incurred under revolving credit facilities (other than payments, redemptions, repurchases, defeasances or other acquisitions or retirements for value that are accompanied by termination or reduction of commitments under such revolving credit facilities); or

(z)                                     the giving of an irrevocable notice of redemption with respect to the transactions described in Sections 3.3(b)(2) and 3.3(b)(3); or

(4)                                  make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A)                              no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)                                immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the Section 3.2(a); and

(C)                                such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by Sections 3.3(b)(1), (8), (12), (14) and (16), but excluding all other Restricted Payments permitted by Section 3.3(b)), is less than the sum of:

(i)                                     the EBITDA of the Issuer for the period (taken as one accounting period) from April 1, 2010, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times Consolidated Interest Expense of the Issuer for the same period; provided that if the amount under this clause (i) for any fiscal quarter is less than zero, then the amount “built” under this clause (i) for such fiscal quarter shall be deemed to be equal to zero, plus

(ii)                                  100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property received by the Issuer since immediately after the Issue Date from the issue or sale of:

(A)                              Equity Interests of the Issuer, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property received from the sale of:

a.                                       Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 3.3(b)(4) of the next succeeding paragraph; and

b.                                      Designated Preferred Stock; or

(B)                                debt securities of the Issuer that have been converted into such Equity Interests of the Issuer or its direct or indirect parents;

provided, however, that this clause (ii) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted debt securities of the Issuer sold to a Restricted Subsidiary, or to an employee stock ownership plan or other trust established by the Issuer or a Restricted Subsidiary, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions or Designated Preferred Stock, plus

(iii)                               100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date other than (i) net cash proceeds contributed to the Issuer from the sale of Disqualified Stock or Designated Preferred Stock, (ii) net cash proceeds received from Equity Offerings to the extent used to redeem Notes in compliance with the provisions set forth in Section 5.7(c), (iii) by any Excluded Contributions and (iv) by contributions to the Issuer and the Restricted Subsidiaries in connection with the Plan of Reorganization, plus

(iv)                              100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:

(A)                              the sale or other disposition (other than to the Issuer or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Restricted Investments made after the Issue Date by the Issuer and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted

Investments made after the Issue Date by the Issuer and the Restricted Subsidiaries and (without duplication of amounts included in EBITDA) any dividends or distributions received by the Issuer or a Restricted Subsidiary on account of Restricted Investments made after the Issue Date (other than in each case to the extent the Investment in such Restricted Investment was made by the Issuer or a Restricted Subsidiary pursuant Section 3.3(b)(14)); or

(B)                                the sale (other than to the Issuer or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to Section 3.3(b)(10) hereof or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary in each case after the Issue Date; plus

(v)                                 in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to Section 3.3(b)(14) hereof or to the extent such Investment constituted a Permitted Investment.

(b)                                 The foregoing provisions of Section 3.3(a) hereof will not prohibit:

(1)                                  the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice such payment would have complied with the provisions of the Indenture;

(2)                                  the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuer (“Retired Capital Stock”) or Indebtedness of the Issuer or a

Subsidiary Guarantor, or any Equity Interests of any direct or indirect parent of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to an Issuer or a Restricted Subsidiary or to an employee stock ownership plan or other trust established by the Issuer or a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”);

(3)                                  the redemption, repurchase or other acquisition or retirement of Indebtedness of the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with the provisions of Section 3.2 so long as:

(A)                              such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness being so redeemed, repurchased, acquired or retired;

(B)                                such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness being so redeemed, repurchased, acquired or retired;

(C)                                in the case of unsecured Indebtedness, such new Indebtedness is unsecured, and in the case of secured Indebtedness, such new Indebtedness is either unsecured or is Junior Lien Indebtedness pursuant to the Junior Lien Intercreditor Agreement; and

(D)                               the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness being so redeemed, repurchased, acquired or retired, plus the amount of any premium (including tender premiums) and any fees and expenses incurred in connection with such issuance of new Indebtedness;

(4)                                  a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parents held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parents (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to the immediately succeeding calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A)                              the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parents, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parents that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(C); plus

(B)                                the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date; less

(C)                                the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5)                                  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued in accordance with the covenant described under Section 3.2;

(6)                                  the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

(A)                              provided that the aggregate amount of dividends paid pursuant to this clause (A) shall not exceed the aggregate amount of cash actually received by the Issuer from the sale of such Designated Preferred Stock;

(B)                                the declaration and payment of dividends to a direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent issued after the Issue Date; provided, that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock;

(7)                                  repurchases of Equity Interests (i) constituting fractional shares or (ii) deemed to occur upon exercise of stock options or warrants or other securities convertible or exchangeable into Equity Interests if such Equity Interests represent all or a portion of the exercise price of such options or warrants;

(8)                                  the payment of dividends on the Issuer’s common equity or the dividend or distribution to any direct or indirect parent company to fund the payment by such parent company of dividends on its common stock, following the consummation of the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parents after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in any public offering, other than public offerings with respect to the Issuer’s or such direct or indirect parent company’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)                                  Restricted Payments that are made with Excluded Contributions;

(10)                            other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed $20.0 million;

(11)                            the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in aggregate amounts not to exceed the aggregate amount required for any direct or indirect parent company to pay, in each case without duplication;

(A)                              franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B)                                foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(C)                                customary salary, bonus, indemnification obligations and other benefits payable to officers, directors and employees or former officers, directors or employees of any direct or indirect parent of the Issuer to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

(D)                               general corporate overhead expenses of any direct or indirect parent of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

(E)                                 fees and expenses incurred by any direct or indirect parent company of the Issuer in connection with any unsuccessful equity issuances or incurrence of Indebtedness to the extent the net proceeds thereof were intended to be contributed to the Issuer; and

(F)                                 taxes with respect to income of any direct or indirect parent company of the Issuer derived from funding made available to the Issuer and its Restricted Subsidiaries by such direct or indirect parent company;

(12)                            the repurchase, redemption or other acquisition or retirement for value of any Indebtedness or the making of a dividend or distribution to any direct or indirect parent of the Issuer to fund a similar purchase, redemption or other acquisition or retirement for value required pursuant to provisions similar to those described under the provisions of Section 3.10 (in which case a repurchase, redemption or other acquisition or retirement price of not greater than 101% of the principal amount of such Indebtedness) and Section 3.5; provided that there is a concurrent or prior Change of Control Offer or Asset Sale Offer (in which case a repurchase, redemption or other acquisition or retirement price of not greater than 100% of the principal amount of such Indebtedness), as applicable, and all Notes tendered by holders of the Notes in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired or retired for value;

(13)                            the distribution, as a dividend or otherwise, of (A) Equity Interests of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents) and (B) any proceeds received from an Unrestricted Subsidiary on account of such Equity Interests or Indebtedness, provided, that, in the case of clause (B), such proceeds will be excluded from EBITDA for purposes of Section 3.3(a)(C)(i) hereof and will be excluded from Section 3.3(a)(C)(v) hereof;

(14)                            Investments in joint ventures and Unrestricted Subsidiaries; provided that the aggregate Restricted Payments made pursuant to this clause (14) do not exceed the greater of (x) $20.0 million and (y) 1.0% of Total Assets; provided that such amount shall be increased by an amount not to exceed (A) the cash proceeds received as a dividend, distribution or otherwise from such joint ventures and Unrestricted Subsidiaries (it being understood that the forgiveness of any debt by such joint venture and Unrestricted Subsidiary will not be a Restricted Payment hereunder) less (B) the amount of any Restricted Payments previously made pursuant to subclause (A) of this clause (14); provided, further, that such increased amount shall be excluded from EBITDA for purposes of Section 3.3(a)(C)(i) hereof and shall also be excluded from Sections 3.3(a)(C)(iv) and 3.3(a)(C)(v) hereof;

(15)                            distributions or payments of Receivables Fees;

(16)                            the repurchase, redemption, acquisition or retirement of Indebtedness with Unutilized Excess Collateral Proceeds or Unutilized Excess Proceeds; and

(17)                            Restricted Payments made in connection with the Emergence Transactions as described in the Preliminary Offering Memorandum as supplemented by the Supplement to Preliminary Offering Memorandum;

provided however, that at the time of, and after giving effect to, any Restricted Payment permitted under Sections 3.3(b)(5), 3.3(b)(6), 3.3(b)(10) and 3.3(b)(13) hereof, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

Notwithstanding anything to the contrary in the foregoing, (A) Restricted Investments of assets and property constituting Collateral (other than cash and Cash Equivalents) made pursuant to Section 3.3 (a) may only be made in Subsidiary Guarantors and (B) the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, declare or pay any dividend or make any distribution (whether cash or noncash) on account of the Issuer’s Equity Interests or purchase or redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, in each case to or for the benefit of any holder of common Equity Interests of the Issuer or any direct or indirect parent of the Issuer, by means of (i) Section 3.3(a)(C), (ii) Sections 3.3(b)(10), (13) or (14) or (iii) clause (o) of the definition of “Permitted Investments,” unless in each case such Restricted Payment is otherwise in compliance with the Indenture and at the time of such Restricted Payment (x) the Consolidated Secured Debt Ratio (calculated without giving effect to clause (1)(e) of the definition of Consolidated Secured Debt Ratio) of the Issuer would have been no greater than 3.25 to 1.00 on a pro forma basis (it being understood that the amount calculated pursuant to clause (1) of the definition of Consolidated Secured Debt Ratio will be reduced by the Liquidity of the Issuer and its Restricted Subsidiaries in excess of $150.0 million for purposes of such calculation) and (y) the Issuer and its Restricted Subsidiaries would have Liquidity of no less than $100.0 million on a pro forma basis.

The amount of all Restricted Payments (other than cash) will be the fair market value (as determined in good faith by the Issuer) on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

As of the time of issuance of the Notes, all of RDA’s Subsidiaries will be Restricted Subsidiaries. The Issuer and RDA will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer, RDA and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Sections 3.3(a), 3.3(b)(9) or 3.3(b)(10) hereof, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 3.4.   Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)                                 The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)                                 pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(2)                                 make loans or advances to the Issuer or any Restricted Subsidiary; or

(3)                                 sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary.

(b)                                 The restrictions in Section 3.4(a) will not apply (in each case) to encumbrances or restrictions existing under or by reason of:

(i)                                     contractual encumbrances or restrictions in effect on the Issue Date, in effect on the Emergence Date (as contemplated by the Plan of Reorganization as described in the Offering Memorandum) and pursuant to the Senior Credit Facility as in effect on the Escrow Release Date and the related documentation as in effect on such date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on such date;

(ii)                                  the Indenture, the Notes, the Exchange Notes, the Guarantees of the Notes and the Exchange Notes and the Security Documents;

(iii)                               purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in Section 3.4(a)(3) on the property so acquired;

(iv)                              applicable law or any applicable rule, regulation or order;

(v)                                 any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(vi)                              contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(vii)                           secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described in Sections 3.2 and 3.6 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii)                        restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)                              other Indebtedness, Disqualified Stock or preferred stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described in Section 3.2 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(x)                                 customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture provided that with respect to any joint venture agreement relating to a Restricted Subsidiary, such provisions will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Board of Directors of the Issuer);

(xi)                              customary provisions contained in leases, licenses and other agreements entered into in the ordinary course of business;

(xii)                           any agreement or instrument (A) relating to any Indebtedness or preferred stock of a Restricted Subsidiary permitted to be incurred subsequent to the Issue Date pursuant to Section 3.2 if the encumbrances and restrictions are not materially more disadvantageous to the Holders than is customary in comparable financings (as determined in good faith by the Issuer) and (B) either (x) the Issuer determines that such encumbrance or restriction will not adversely affect the Issuer’s ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(xiii)                        restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility; and

(xiv)                       any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 3.4(a) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, not materially more restrictive taken as a whole with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 3.5.   Limitation on Sales of Assets and Subsidiary Stock.  (a)  The Issuer will not, and will not permit any Restricted Subsidiary to, cause or make any Asset Sale of Collateral, unless:

(1)                                 the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer on the date of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(2)                                 85% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Replacement Assets of a type which would constitute Collateral (which are thereupon with their acquisition added to the Collateral securing the Notes in the manner and to the extent required in the Indenture or any of the Security Documents) or a combination of the foregoing;

(3)                                 to the extent that any consideration received by the Issuer or a Restricted Subsidiary in such Asset Sale constitutes securities or other assets that are of a type or class that constitutes Collateral, such securities or other assets, including the assets of any Person that becomes a Subsidiary Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Notes in the manner and to the extent required in the Indenture or any of the Security Documents; and

(4)                                 the Net Proceeds from any such Asset Sale of Collateral is paid directly by the purchaser thereof to the Collateral Agent to be held in trust in a Collateral Account for application in accordance with this covenant.

Notwithstanding the foregoing provisions of the above paragraph, the Issuer and the Restricted Subsidiaries will not be required to cause any Net Proceeds to be held in an Collateral Account in accordance with clause (3) of the above paragraph except to the extent the aggregate Net Proceeds from all Asset Sales of Collateral which are not held in an Collateral Account, or have not been previously applied in accordance with the provisions of the following paragraphs relating to the application of Net Proceeds from Asset Sales of Collateral, exceed $5.0 million.

Any Net Proceeds deposited into the Collateral Account from any Asset Sale of Collateral may be withdrawn to be invested by the Issuer or a Guarantor in Replacement Assets constituting Collateral within 365 days of the date of such Asset Sale, which Replacement Assets are thereupon with their acquisition added to the Collateral securing the Notes; provided that the Replacement Assets shall not include the Capital Stock of Foreign Subsidiaries for purposes of this requirement unless the relevant Asset Sale consisted of the sale of the Capital Stock of a Foreign Subsidiary.

All of the Net Proceeds received from any Recovery Event in respect of Collateral shall be deposited directly into the Collateral Account and may be withdrawn to pay Priority Payment Lien Obligations in accordance with the proviso of the succeeding paragraph or be invested by the Issuer or a Guarantor in Replacement Assets (which may include performance of a restoration of the affected Collateral) within 365 days of the date of such Recovery Event, which Replacement Assets are thereupon with their acquisition added to the Collateral securing the Notes; provided, that (x) the Issuer shall not be required to deposit in the Collateral Account the Net Proceeds in an aggregate amount of $5.0 million or less and (y) Replacement Assets shall not include the Capital Stock of Foreign Subsidiaries for purposes of this requirement.

Any Net Proceeds from Asset Sales of Collateral or Recovery Events that are not applied or invested as provided in this Section 3.5(a) or in accordance with the Security Documents will be deemed to constitute “Excess Collateral Proceeds.” On or before the 366th day after an Asset Sale or Recovery Event pursuant to this subsection (a), if the aggregate amount of Excess Collateral Proceeds exceeds $20.0 million, the Issuer will be required to make an offer (“Collateral Disposition Offer”) to all Holders of Notes and all holders of other Pari Passu Payment Lien Obligations containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of Collateral to purchase the maximum principal amount of the Notes and such Pari Passu Payment Lien Obligations (on a pro rata basis) to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture in integral multiples of $1,000; provided, that no Notes of $2,000 or less can be repurchased in part; provided, further, that to the extent that Net Proceeds relate to Asset Sales of Collateral securing Priority Payment Lien Obligations, the Issuer may, prior to making a Collateral Disposition Offer, repay, repurchase, redeem or acquire the maximum principal amount of Indebtedness that is Priority Payment Lien Obligations (and to correspondingly reduce commitments with respect thereto) secured by such Collateral that may be repaid, repurchased, redeemed or acquired out of such Net Proceeds, plus accrued and unpaid interest, to the date of prepayment, with any Excess Collateral Proceeds not used to repay, repurchase, redeem or acquire such Indebtedness offered to Holders in accordance with this paragraph (after giving effect to the repayment, repurchase, redemption or acquisition of Priority Payment Lien Obligations). To the extent that the aggregate amount of Notes and other Pari Passu Payment Lien Obligations so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds, the Issuer may use any remaining Excess Collateral Proceeds (“Unutilized Excess Collateral Proceeds”) in any manner not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders and Pari Passu Payment Lien Obligations tendered into such Collateral Disposition Offer exceeds the amount of Excess Collateral Proceeds, the Notes and Pari Passu Payment Lien Obligations to be purchased shall be selected on a pro rata basis. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.

(b)                                 The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly consummate an Asset Sale (other than Asset Sales of Collateral which shall be treated in the manner set forth in Section 3.5(a) above), unless:

(1)                                 the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer on the date of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(2)                                 at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Replacement Assets or a combination of the foregoing; and

(3)                                 to the extent that any consideration received by the Issuer or a Restricted Subsidiary in such Asset Sale constitutes securities or other assets that are of a type or class that constitutes Collateral, such securities or other assets, including the assets of any Person that becomes a Subsidiary Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Notes in the manner and to the extent required in the Indenture or any of the Security Documents.

Within 365 days after the Issuer’s or a Restricted Subsidiary’s receipt of Net Proceeds from an Asset Sale subject to this Section 3.5(b), the Issuer or such Restricted Subsidiary, at its option, may apply such Net Proceeds from such Asset Sale:

(1)                                 to repay Priority Payment Lien Obligations (and to correspondingly reduce commitments with respect thereto) and Indebtedness of the applicable Restricted Subsidiary (if such Restricted Subsidiary is not a Guarantor);

(2)                                 to make an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets (other than current assets), in each of (a), (b) and (c), used or useful in a Similar Business; provided, further, that, to the extent such investment is of the type which would constitute Collateral under the applicable Security Documents, such investment is concurrently added to the Collateral securing the Notes in the manner and to the extent required in the Indenture or any of the Security Documents; and/or

(3)                                 to make an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c), replace the businesses, properties and assets that are the subject of such Asset Sale; provided, further, that, to the extent such investment is of the type which would constitute Collateral under the applicable Security Documents, such investment is concurrently added to the Collateral securing the Notes in the manner and to the extent required in the Indenture or any of the Security Documents.

Pending the final application of any Net Proceeds from Asset Sales in accordance with clauses (1) through (3) above, the Issuer and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise apply such Net Proceeds in any manner not prohibited by the Indenture. Any binding commitment to apply Net Proceeds to invest in accordance with clauses (2) or (3) above shall be treated as a permitted final application of Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment; provided that if such commitment is later canceled, terminated or otherwise not consummated during such period for any reason, then such Net Proceeds shall constitute “Excess Proceeds” (as defined in the next succeeding paragraph).

Any Net Proceeds from Asset Sales covered by this Section 3.5(b) that are not invested or applied as provided and within the time period set forth above will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the Notes, and, at the Issuer’s option, to the holders of any Pari Passu Payment Lien Obligations (an “Asset Sale Offer”) containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes (that is $2,000 or an integral multiple of $1,000 in excess thereof) and Pari Passu Payment Lien Obligations that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer within ten business days after the date that Excess Proceeds exceeds $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and such Pari Passu Payment Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds (which shall also constitute “Unutilized Excess Proceeds”) for any purpose not prohibited by the terms of the Indenture. If the aggregate principal amount of Notes or the Pari Passu Payment Lien Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the applicable agent or the Issuer shall select such Pari Passu Payment Lien Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Payment Lien Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. After the Issuer or any Restricted Subsidiary has applied the Net Proceeds from any Asset Sale as provided in, and within the time periods required by, this Section 3.5(b), any Unutilized Excess Proceeds may be released by the Collateral Agent to the Issuer or such Restricted Subsidiary for use by the Issuer or such Restricted Subsidiary for any purpose not prohibited by the Indenture.

(c)                                  For purposes of Sections 3.5(a) and (b), (i) any liabilities (other than Pari Passu Payment Lien Obligations, Disqualified Stock and Indebtedness the repayment of which would constitute a Restricted Payment) (as shown on the Issuer’s, or such Restricted Subsidiary’s, most recent balance sheet or in the Notes thereto) of the Issuer or any Restricted Subsidiary that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing; and (ii) any securities or other obligations received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale shall be deemed to be cash or Cash Equivalents.

In addition for purposes of Section 3.5(b) only, any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this Section 3.5(c) that is at that time outstanding, not to exceed 1.0% of Total Assets with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or a Collateral Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

SECTION 3.6.   Limitation on Liens.  The Issuer will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, or upon any income or profits therefrom.

SECTION 3.7.   Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

(a)                                 The Issuer and RDA will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(A)                               such Restricted Subsidiary executes and delivers within 10 business days supplemental indentures to this Indenture and joinders or supplements to Registration Rights Agreements and the Security Documents providing for a first-priority secured guarantee of payment of the Notes by such Restricted Subsidiary, except if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee of the Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee of the Notes;

(B)                               such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of subrogation in relation to the Holders in respect of any payment by such Restricted Subsidiary under its guarantee until payment in full of the Obligations under this Indenture;

(C)                               such Restricted Subsidiary shall take such action as may be reasonably necessary to cause its property and assets that are of the type which would constitute Collateral under the Security Documents to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security

Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Indenture and Security Documents; and

(D)                               such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(1)                                 such Guarantee of the Notes has been duly executed and authorized; and

(2)                                 such Guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary: (x) that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or (y) of Senior Indebtedness and any refunding, refinancing or replacement thereof in each case to the extent it is not incurred pursuant to a syndicated loan, registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act.

(b)                                 Notwithstanding the foregoing and the other provisions of this Indenture, any Guarantee by a Restricted Subsidiary of the Notes shall be automatically and unconditionally released and discharged as provided in Section 10.2(c).

SECTION 3.8.   Transactions with Affiliates.  (a)  The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”), unless:

(1)                                 such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)                                 the Issuer deliver to the Trustee (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate that (x) such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, if any, and (y) that such Affiliate Transaction complies with clause (a) above; and (ii) with respect to any Affiliate Transactions or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view.

(b)                                 The foregoing provisions will not apply to the following:

(1)                                 transactions between or among the Issuer and/or any of the Restricted Subsidiaries;

(2)                                 Restricted Payments permitted by the provisions of this Indenture described above under Section 3.3 and the definition of “Permitted Investments” (other than pursuant to clauses (c), (d) and (o) thereof);

(3)                                 the payment of reasonable fees and compensation paid to, and indemnities provided on behalf of, (and entering into related agreements with) officers, directors, employees or consultants of the Issuer, any of its direct or indirect parents or any Restricted Subsidiary;

(4)                                 transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view;

(5)                                 payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parents or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Issuer in good faith and in accordance with applicable law;

(6)                                 any agreement as in effect as of the Issue Date or as contemplated to be in effect on the Emergence Date by the Plan of Reorganization as described in the Offering Memorandum, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect) or payments made thereunder or the performance thereof or any transaction contemplated thereby;

(7)                                 the existence of, or the performance by the Issuer or any Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement (including any registration right agreement or purchase agreements related thereto) to which it is party as of the Issue Date or as of the Emergence Date as contemplated by the Plan of Reorganization as described in the Offering Memorandum and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date or after the Emergence Date, as the case may be, will only be permitted under this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects;

(8)                                 transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted

Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time in arm’s length negotiations with an unaffiliated third party;

(9)                                 transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer or a Restricted Subsidiary of the Issuer owns an equity interest in or otherwise controls such Person;

(10)                          any purchases by the Issuer’s Affiliates of Indebtedness of the Issuer or any of its Restricted Subsidiaries the majority of which Indebtedness is offered to Persons who are not Affiliates and the Affiliate of the Issuer purchases such Indebtedness on similar terms;

(11)                          any issuance or sale of Equity Interests (other than Disqualified Stock) to Affiliates of the Issuer and the granting of registration and other customary rights in connection therewith or any contribution to capital of direct or indirect parent companies, the Issuer or any Restricted Subsidiary;

(12)                          any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Issuer in good faith;

(13)                          sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(14)                          transactions contemplated by the Plan of Reorganization and the related confirmation order.

SECTION 3.9.   Limitation on Activities of Holdings.  Holdings shall not conduct, transact or otherwise engage in any business or operations other than (i) its ownership of all of the Equity Interests in, and its management of, RDA, (ii) action required by law to maintain its existence, (ii) performance of its obligations under the Senior Credit Facility, this Indenture, the Security Documents and the other agreements contemplated thereby, (v) any public offering of its common stock, (vi) activities incidental to its maintenance and continuance and to any of the foregoing activities and (vii) other activities to the extent permitted by, and in compliance with, the Senior Credit Facility.

SECTION 3.10.   Change of Control.  (a)  If a Change of Control occurs, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.  Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of DTC, with the following information:

(1)                                 a Change of Control Offer is being made pursuant to this Section 3.10, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2)                                 the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)                                 any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)                                 unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)                                 Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

(6)                                 Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the last day of the Change of Control offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased;

(7)                                 if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(8)                                 that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

The Paying Agent will promptly mail to each Holder of Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date, and no Additional Interest will be payable to holders who tender pursuant to the Change of Control Offer.

Prior to making a Change of Control Payment, and as a condition to such payment (a) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (b) the Issuer will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Issuer must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default from the remaining holders of such Indebtedness. The Issuer covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of this Indenture if the Issuer fails to comply with such covenant.

(b)                                 On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)                                 accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)                                 deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)                                 deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c)                                  The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d)                                 Notwithstanding anything to the contrary in this Section 3.10, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(e)                                  The Issuer will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 3.11.   Reports and other information.

(a)                                 Notwithstanding that the Issuer or Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Holdings (or, if neither the Issuer or Holdings are at such time subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer) shall file with the SEC and make available to the Trustee and the registered Holders, without cost to any Holder or the Trustee, from and after the Issue Date, within the time periods specified in the SEC’s rules and regulations that are then applicable to Holdings or the Issuer, as applicable, or if neither Holdings or the Issuer is subject to the reporting requirements of the Exchange Act, then the time periods for filing shall be those applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations:

(1)                                 all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q if Holdings were required to file such reports, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report on the annual financial statements by Holdings’ independent registered public accounting firm;

(2)                                 all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer or Holdings were required to file such reports; and

(3)                                 any other information, documents and other reports that Holdings or the Issuer would be required to file with the SEC if they were subject to Section 13 or 15(d) of the Exchange Act;

in each case in a manner that complies in all material respects with the requirements specified in such form; provided, that Holdings and the Issuer shall not be obligated to file such reports with the SEC at any time prior to becoming subject to Section 13 or 15(d) of the Exchange Act, in which event, the Issuer will make available such information to prospective purchasers of the Notes (by posting such reports and information on the primary investor relations website of the Issuer), in addition to providing such information to the Trustee and the Holders; provided further that Holdings and the Issuer shall not be obligated to make either the transition report on Form 10-K for the period ended December 31, 2009 or the Quarterly report on Form 10-Q for the following quarter available to prospective purchasers of the Notes, the Trustee or the registered Holders until May 31, 2010.

(b)                                 If RDA has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, as determined in good faith by senior management of the Issuer, either on the face of the financial statements or in the footnotes to the financial statements and in management’s discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of the Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(c)                                  The Issuer and the Guarantors shall make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this Section 3.11, the Issuer and the Guarantors will be deemed to have furnished the reports to the Trustee and the Holders as required by this Section 3.11 if Holdings has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

(d)                                 The filing requirements set forth above for the applicable period may be satisfied by Holdings prior to the commencement of the offering of the Exchange Securities or the effectiveness of the Shelf Registration Statement by the filing with the SEC of the registration statement relating to the exchange offer pursuant to the Registration Rights Agreement and/or the Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay the Issuer’s reporting obligations set forth in the first three paragraphs of this Section 3.11.

(e)                                  All financial information provided pursuant to this Section 3.11 will be accompanied by consolidating financial information that explains in reasonable detail the differences between the financial information relating to Holdings, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a stand-alone basis on the other hand.

(f)                                   If Holdings has electronically filed with the Securities and Exchange Commission’s Next-Generation EDGAR system (or any successor system), the reports described in above (including any consolidating information required by Section 3.11(e), unless otherwise provided to the Trustee and the Holders), the Issuer shall be deemed to have satisfied the foregoing requirements.

(g)                                  The Issuer will hold quarterly conference calls for the Holders of the Notes to discuss financial information for the previous quarter. The conference call will be following the last day of each fiscal quarter of the Issuer and not later than ten business days from the time that the Issuer distributes the financial information as set forth in clauses (a) and (b) above. No fewer than two days prior to the conference call, the Issuer shall issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call. For the avoidance of doubt, the Issuer may satisfy the requirements of this Section 3.11(g) by holding the conference calls required above within the time period required as part of any earnings calls of Holdings.

(h)                                 The Issuer will also hold a conference call for Holders of Notes to discuss the status of the transition report on Form 10-K for the period ended December 31, 2009 and the related financial information for such period to the extent then internally available no later than April 30, 2010. No fewer than two days prior to the conference call, the Issuer shall issue a press release containing such financial information and announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call.

(i)                                     The reports and other information provided to the Trustee pursuant to this Section 3.11 shall be for informational purposes only and the Trustee’s receipt of such shall not constitute notice of any information contained therein, including the Issuer’s compliance with any of the covenants thereunder (as to which the Trustee is entitled to rely exclusively on the Officers’ Certificates). The Trustee will not be obligated to review or verify such reports or information.

(j)                                    Nothing in this Section 3.11 shall be construed so as to require the Issuer to include in such reports any information specified in Rule 3-16 of Regulation S-X.

SECTION 3.12.   Future Guarantors.

(a)                                 The Issuer will cause each wholly-owned Domestic Subsidiary with assets with either a book value or fair market value equal to or greater than $250,000 that is formed or acquired following the Issue Date to execute and deliver on the Escrow Release Date or within 10 days of formation or acquisition, as applicable, to the Trustee a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such wholly-owned Domestic Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior secured basis and all other obligations under the Indenture.

(b)                                 Each Restricted Subsidiary that becomes a Subsidiary Guarantor on or after the Issue Date shall also become a party to the applicable Security Documents and shall as promptly as practicable execute and deliver such security instruments, financing statements and certificates and opinions of counsel (to the extent, and substantially in the form, delivered on the Issue Date and the Escrow Release Date (but no greater scope)) as may be necessary to vest in the Collateral Agent a first-priority security interest (subject to Permitted Liens) in the manner and to the extent set forth in the Security Documents and this Indenture in properties and assets of the type constituting Collateral as security for the Notes or the Guarantees, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

(c)                                  Each Guarantee shall be released in accordance with Article X.

SECTION 3.13.   Maintenance of Office or Agency.

The Issuer will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The corporate trust office of the Trustee, which initially shall be located at 45 Broadway, 14th Floor, New York, New York 10006, Attn: Corporate Trust Services — Reader’s Digest Assoc. Administrator, shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes.  The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation.  The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.14.   Corporate Existence.  Except as otherwise provided in this Article III, Article IV and Section 10.2(b), the Issuer and RDA will do or cause to be done all things necessary to preserve and keep in full force and effect its respective corporate existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuer, RDA and each Restricted Subsidiary; provided, however, that the Issuer and RDA shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Issuer and RDA determines that the preservation thereof is no longer desirable in the conduct of the business of the Issuer, RDA and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

SECTION 3.15.   Payment of Taxes.  The Issuer and RDA shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Issuer, RDA or any Subsidiary; provided, however, that the Issuer and RDA shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Issuer and RDA), are being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous to the Holders.

SECTION 3.16.   Payments for Consent.  The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

SECTION 3.17.   Compliance Certificate.  The Issuer shall deliver to the Trustee within 120 days after the end of each Fiscal Year of the Issuer an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuer they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during the previous Fiscal Year; provided that no such Officers’ Certificate shall be required for any Fiscal Year ended prior to the Issue Date.  If they do, the certificate shall describe the Default or Event of Default, its status and the action the

Issuer is taking or proposes to take with respect thereto.  The Issuer also shall comply with TIA § 314(a)(4).

SECTION 3.18.   Further Instruments and Acts.  Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.19.   Limitation on Lines of Business.  The Issuer and RDA will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Similar Business.

SECTION 3.20.   Statement by Officers as to Default.  The Issuer shall deliver to the Trustee, as soon as possible and in any event within 10 days after the Issuer becomes aware of the occurrence of any Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuer is taking or proposes to take with respect thereto.

SECTION 3.21.   Activities prior to the Assumption.

(a)                                 Prior to the Assumption, the Issuer shall not engage in any activities other than issuing the Notes, issuing capital stock to, and receiving capital contributions from, RDA, performing its obligations in respect of the Notes under this Indenture and the Escrow Agreement, consummating the Assumption and redeeming the Notes, if applicable, and conducting such other activities as are necessary or appropriate to carry out the activities described above. Prior to the Assumption, the Issuer shall not own, hold or otherwise have any interest in any assets other than the Escrow Account and cash and Cash Equivalents (as defined in the Escrow Agreement).

(b)                                 Prior to the Assumption, Issuer and RDA and its Restricted Subsidiaries shall not engage in any activity or enter into any transaction or agreement (including, without limitation, making any restricted payment, incurring any debt, incurring any Liens except in favor of the Holders of the Notes, entering into any merger, consolidation or sale of all or substantially all of its assets or engaging in any transaction with its Affiliates) except in the ordinary course of business or necessary to effectuate the Plan of Reorganization and the Emergence Transactions substantially in accordance with the description of the Plan of Reorganization set forth in the Preliminary Offering Memorandum, the disclosure statement relating to the Plan of Reorganization and the Confirmation Order together with such amendments, modifications and waivers that are not, individually or in the aggregate, materially adverse to RDA or any of its subsidiaries (after giving effect to the consummation of the Emergence Transactions), taken as a whole, or to the Holders of the Notes.

(c)                                  Any activity engaged in or transaction or agreement entered into by RDA or any of its Restricted Subsidiaries or Guarantors during the period from and including the Issue Date and ending on the Escrow Release Date (the “Escrow Period”) which would have been subject to Articles III, IV or X of this Indenture shall be deemed to have occurred on the Issue Date as if all such Articles had been applicable to RDA, the Guarantors and the Restricted Subsidiaries

since the Issue Date and throughout the Escrow Period and shall be classified as having been made or incurred or entered into pursuant to any relevant provision of such Articles; provided that the calculations made under this Indenture shall be made as if such Articles has been in effect since the Issue Date and throughout the Escrow Period.

SECTION 3.22.   Escrow of Funds.

(a)                                 Concurrently with the closing of the offering of the Notes, the Escrow Issuer, RDA, the Initial Purchasers, the Trustee and the Escrow Agent shall enter into the Escrow Agreement and in connection therewith the Initial Purchasers and RDA will deposit the Escrowed Funds (as defined in the Escrow Agreement) into the Escrow Account, which will include an amount sufficient to yield the aggregate Special Redemption Price (as defined in the Escrow Agreement) on the Special Redemption Date (as defined in the Escrow Agreement) for the Notes.  The Escrow Issuer will grant the Trustee, for the benefit of the Holders, a first priority security interest in the Escrow Account and all deposits therein to secure the Obligations under the Notes pending disbursement as described below.

(b)                                 The Issuer and RDA agree that (i) the terms of the Escrow Agreement shall exclusively control the conditions under which and procedures pursuant to which Escrowed Funds (as defined in the Escrow Agreement) can be released and (ii) it will not attempt to have Escrowed Funds released from escrow except in accordance with the Escrow Agreement.

SECTION 3.23.   Suspension of Certain Covenants.  Beginning on the first day of a Covenant Suspension and ending on a Reversion Date (such period a “Suspension Period”), the Issuer and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5(b), 3.7, 3.8, 3.12 and 4.1(a)(4).

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to Section 3.2(a) or one of the clauses of Section 3.2(b) (to the extent such Indebtedness or Disqualified Stock or preferred stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or preferred stock would not be so permitted to be incurred or issued pursuant Sections 3.2(a) or (b), such Indebtedness or Disqualified Stock or preferred stock will be deemed to have been outstanding on the Emergence Date, so that it is classified as permitted under Section 3.2(b)(3) Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though the covenant described under Section 3.3 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 3.3(a). As described above, however, no Default or Event of Default will be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Issuer or any of the Restricted Subsidiaries during the Suspension Period (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date).

For purposes of Section 3.5, on the Reversion Date, the Unutilized Excess Proceeds amount will be reset to zero.

During the Suspension Period, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary by the Board of Directors of the Issuer.

ARTICLE IV

SUCCESSOR ISSUER

SECTION 4.1.   Merger, Consolidation or Sale of All or Substantially All Assets.

(a)                                 The Issuer shall not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1)                                 the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof; provided that if such Person is not a corporation, such Person shall be required to cause a subsidiary of such Person that is a corporation to be a co-obligor of the Notes (such Person, as the case may be, being herein called the “Successor Issuer”);

(2)                                 the Successor Issuer, if other than the Issuer, expressly assumes all the obligations of such Issuer under this Indenture, the Registration Rights Agreement, the Notes and the Security Documents pursuant to supplemental indentures or other documents, agreements or instruments in form reasonably satisfactory to the Trustee and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Issuer, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(3)                                 immediately after such transaction no Default or Event of Default exists;

(4)                                 immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either (i) the Successor Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 3.2(a) or (ii) the Ratings Condition is satisfied;

(5)                                 each Guarantor, unless it is a Subsidiary Guarantor that is the other party to the transactions described above, in which case clause (1)(b) of Section 10.2(b) shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes and its obligations under the Security Documents shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(6)                                 the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture and, if a supplemental indenture or any supplement to any Security Document is required in connection with such transaction, such supplement shall comply with the applicable provisions of this Indenture and the Security Documents;

(7)                                 to the extent any assets of the Person which is merged or consolidated with or into the Successor Issuer are assets of the type which would constitute Collateral under the Security Documents, the Successor Issuer will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(8)                                 the Collateral owned by or transferred to the Successor Issuer shall:

(a)                                 continue to constitute Collateral under this Indenture and the Security Documents,

(b)                                 be subject to the Lien in favor of the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the Holders of the Notes; and

(c)                                  not be subject to any Lien other than Permitted Liens.

(b)                                 The Successor Issuer will succeed to, and be substituted for such Issuer under this Indenture and the Notes and the Issuer (if not the Successor Issuer) will be fully released from its obligations under this Indenture, the Notes and the Security Documents but, in the case of a lease of all or substantially all its assets, the Issuer will not be released from the obligation to pay the principal of and interest on the Notes.

(c)                                  The Issuer shall not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(d)                                 Notwithstanding Sections 4.1(a)(3) and (a)(4),

(a)                                 any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Restricted Subsidiary;

(b)                                 any Subsidiary Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or a Subsidiary Guarantor;

(c)                                  the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another State of the United States; and

(d)                                 the Assumption shall be permitted.

(e)                                  For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(f)                                   Notwithstanding anything to the contrary in this Indenture, any Subsidiary with a value of less than $250,000 may liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer and its Subsidiaries and is not materially disadvantageous to the interests of the Holders of Notes.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1.   Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1)                                 the clause of this Indenture pursuant to which the redemption shall occur;

(2)                                 the redemption date;

(3)                                 the principal amount of Notes to be redeemed; and

(4)                                 the redemption price.

Any redemption referenced in such Officers’ Certificate may be cancelled by the Issuer at any time prior to notice of redemption being mailed to any Holder and thereafter shall be null and void.

SECTION 5.2.   Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed pursuant to Section 5.7 or purchased in an Asset Sale Offer or a Collateral Disposition Offer pursuant to Section 3.5 or a Change of Control Offer pursuant to Section 3.10 or an Excess Cash Flow Offer pursuant to Section 5.9, the Trustee will select Notes for redemption or purchase (a) if the Notes are in global form, pursuant to the applicable rules of DTC and (b) if the Notes are in definitive form, on a pro rata basis except:

(1)                                 if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)                                 if otherwise required by law.

No Notes of $2,000 or less can be redeemed in part.  In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 5.3.   Notice to Redemption.  At least 30 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail postage prepaid, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XII hereof.

The notice will identify the Notes (including the CUSIP number) to be redeemed and will state:

(1)                                 the redemption date;

(2)                                 the redemption price;

(3)                                 if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)                                 the name and address of the Paying Agent;

(5)                                 that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)                                 that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)                                 the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)                                 that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least 45 days prior to the redemption date (or such shorter period as the Trustee shall agree), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 5.4.   Effect of Notice of Redemption.  Once notice of redemption is mailed in accordance with Section 5.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  Notice of redemption may, at the Issuer’s option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or Change of Control, as the case may be.

SECTION 5.5.   Deposit of Redemption or Purchase Price.  Prior to 11:00 a.m. Eastern Time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Additional Interest, if any, on, all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Additional Interest, if any, on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

SECTION 5.6.   Notes Redeemed or Purchased in Part.  Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Issuer Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

SECTION 5.7.   Optional Redemption.

(a)  At any time prior to February 15, 2013, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice by first-class mail, postage prepaid, to the registered address of each Holder of Notes or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)                                 Prior to February 15, 2013, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the interest rate per annum on the Notes applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest and Additional Interest, thereon, if any, to but excluding the Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Equity Offerings of the Issuer or any direct or indirect parent of the Issuer to the extent such net proceeds are contributed to the Issuer; provided that at least 65% of the aggregate principal amount of Notes originally issued under this Indenture remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6.

(c)                                  Except pursuant to clause (a) or (b) of this Section 5.7, the Notes will not be redeemable at the Company’s option prior to February 15, 2013.

(d)                                 On and after February 15, 2013 the Issuer may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon and Additional Interest, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on February 15, of each of the years indicated in the table below:

Period	Percentage

2013	104.000%
2014	103.000%
2015	102.000%
2016 and thereafter	100.000%

(e)                                  Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(f)                                   Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

SECTION 5.8.   Mandatory Redemption.  Except as set forth in Section 5.10 hereof, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 5.9.   Excess Cash Flow Offer.

(a)                                 If for any fiscal year of the Issuer, commencing with the fiscal year ending nearest December 31, 2010, the Issuer has Excess Cash Flow, the Issuer will be required within 135 days after the end of such fiscal year to consummate an offer to repurchase Notes (in integral multiples of $1,000 except that no Note may be tendered in part if the remaining principal amount would be less than $2,000) from Holders of the Notes and, at the Issuer’s option, from the holders of any Pari Passu Payment Lien Obligations and Priority Payment Lien Obligations containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the Excess Cash Flow (an “Excess Cash Flow Offer”), which offer shall be in an aggregate amount equal to the excess of (i) the Notes First Lien Percentage (determined as of the last day of such fiscal year) of 50% of Excess Cash Flow for such fiscal year over (ii) (x) the aggregate principal amount of Notes optionally redeemed or optionally repurchased (in open market transactions, by tender offer or otherwise but excluding, for the avoidance of doubt, Notes purchased pursuant to an Excess Cash Flow Offer, Collateral Disposition Offer or Asset Sale Offer by the Issuer during such fiscal year) or, if lesser, (y) the aggregate purchase or redemption price paid by the Issuer for all such redemptions and repurchases referred to in subclause (x) above during such fiscal year (the “Excess Cash Flow Offer Amount”), on a pro rata basis according to principal amount but subject to such rounding as may be determined by the Trustee to ensure Notes are purchased in the denominations provided above, at a purchase price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in Sections 5.1 through 5.6.

(b)                                 Within 105 days after the end of each fiscal year in which the Issuer has Excess Cash Flow, the Issuer will mail a notice setting forth the Excess Cash Flow Offer to each Holder at the address appearing in the Notes Register, with a copy to the Trustee, stating:

(1)                                 that an Excess Cash Flow Offer is being made, the maximum aggregate principal amount of Notes that the Issuer may be required to purchase in such offer, and that such Holder has the right to require the Issuer to purchase such Holder’s

Notes (subject to proration) at a purchase price in cash equal to 100% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date) (the “Excess Cash Flow Payment”);

(2)                                 the repurchase date (which shall be no earlier than 20 business days after such notice is mailed and no later than 135 days) after the end of the applicable fiscal year) (the “Excess Cash Flow Payment Date”); and

(3)                                 the procedures determined by the Issuer, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

(c)                                  On the Excess Cash Flow Payment Date, the Issuer will, to the extent lawful:

(1)                                 accept for payment all Notes or portions of Notes properly tendered pursuant to the Excess Cash Flow Offer (subject to proration in the event the aggregate Excess Cash Flow Payment for all Notes, Priority Payment Lien Obligations and other Pari Passu Payment Lien Obligations validly tendered in such offer exceeds the Excess Cash Flow Offer Amount);

(2)                                 deposit with the paying agent an amount equal to the Excess Cash Flow Payment in respect of all Notes or portions of Notes so accepted for payment; and

(3)                                 deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(d)                                 The paying agent will promptly mail to each Holder of Notes so accepted the Excess Cash Flow Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or larger integral multiples of $1,000.

(e)                                  The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder in connection with the repurchase of Notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

(f)                                   Notwithstanding the foregoing provisions of this Section 5.9, the Issuer will not be required (but may elect to do so) to make an Excess Cash Flow Offer in accordance with this covenant unless the Excess Cash Flow Offer Amount with respect to the applicable period in respect of which such Excess Cash Flow Offer is to be made exceeds $10.0 million (with lesser amounts in excess of $1.0 million being carried forward for the purposes of determining whether the $10.0 million threshold has been met for any future period).

SECTION 5.10.   Special Mandatory Redemption.

If the Escrow Conditions shall not have been fulfilled, or the escrow agent shall not have received the Officers’ Certificate described in Section 7(a) of the Escrow Agreement by February 28, 2010, or the Plan of Reorganization shall have been amended, modified or waived in a manner that would be materially adverse to RDA or any of its subsidiaries or to the Holders of the Notes, or the Plan of Reorganization shall have been terminated prior to such date, the escrow agent, pursuant to the Escrow Agreement, shall, without the requirement of notice to or action by the Issuer, the Trustee or any other Person, notify the Trustee in writing that all of the Notes shall be subject to a special redemption (the “Special Redemption”) in accordance with this Section 5.10 on the second Business Day after delivery of such notice but in any event on or prior to March 2, 2010 (the “Special Redemption Date”).  In the case of a Special Redemption, the Issuer shall, not later than 11:00 A.M. New York City time (or such other time of day acceptable to the Trustee which will permit it to give the notice referred to in the second paragraph of Section 5.3) at least two Business Days prior to the Special Redemption Date deliver an Officers’ Certificate to the Trustee setting forth (i) that a Special Redemption will occur, (ii) the Special Redemption Date, (iii) the Special Redemption Price and (iv) the other information specified in Section 5.3.  The Trustee shall deliver to each Holder a written notice (specifying the information set forth in such Officers’ Certificate) of the Special Redemption at least two Business Days prior to the Special Redemption Date.  On the Special Redemption Date, the Issuer shall instruct the escrow agent to release cash to the Paying Agent for the purposes of the Special Redemption.  On the Special Redemption Date, the Notes shall be redeemed, in whole but not in part, at a redemption price equal to 100% of the issue price of the Notes, plus accrued and unpaid interest, from, and including, the Issue Date to, but excluding, the Special Redemption Date, notwithstanding any noncompliance by the Issuer with the requirements of the second sentence of this Section 5.10.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1.   Events of Default.  Each of the following is an “Event of Default”:

(1)                                 default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)                                 default for 30 days or more in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes;

(3)                                 failure by the Issuer or any Guarantor to comply with Section 4.1, 10.2(b), 3.5(a) or the failure by the Issuer or any Guarantor to comply for 30 days or more with Section 3.10 or Section 5.9;

(4)                                 failure by the Issuer or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding and issued under this Indenture to comply with any of its other agreements in this Indenture, the Security Documents or the Notes (other than those specified in clause (1), (2) or (3) above);

(5)                                 default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A)                               such default either:

(i)                                     results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or

(ii)                                  relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B)                               the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $30.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(6)                                 failure by the Issuer or any Significant Subsidiary or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuer, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $30.0 million (or its foreign currency equivalent) (other than any judgments covered by indemnities provided by or insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7)                                 the Issuer or any Restricted Subsidiary that is Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)                                     commences a voluntary case or proceeding;

(ii)                                  consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii)                               consents to the appointment of a Custodian of it or for substantially all of its property; or

(iv)                              makes a general assignment for the benefit of its creditors; or

(v)                                 consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;

(vi)                              or takes any comparable action under any foreign laws relating to insolvency;

(8)                                 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                                     is for relief against the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;

(ii)                                  appoints a Custodian of the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, for substantially all of its property; or

(iii)                               orders the winding up or liquidation of the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days; and

(9)                                 any (x) Guarantee, (y) Security Document governing a security interest with respect to any Collateral having a fair market value in excess of $25.0 million or (z) obligation under the Security Documents, in each case, of Holdings or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Guarantees and except for the failure of any security interest with respect to the Collateral to remain in full force and effect, which is governed by paragraph (10) below) or is declared null and void in a judicial proceeding or Holdings, or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries would constitute a Significant

Subsidiary denies or disaffirms its obligations under this Indenture, its Guarantee or any Security Document and the Issuer fails to cause such Subsidiary Guarantor or Subsidiary Guarantors, as the case may be, to rescind such denials or disaffirmations within 30 days; or

(10)                          with respect to any Collateral having a fair market value in excess of $25.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Security Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of this Indenture and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such failure continues for 60 days or (B) the declaration that the security interest with respect to such Collateral created under the Security Documents or under this Indenture is invalid or unenforceable, if such Default continues for 60 days or (C) the assertion by the Issuer or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

However, a default under clause (4) of this Section 6.1 will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) of this Section 6.1 after receipt of such notice.

SECTION 6.2.   Acceleration.  If an Event of Default (other than an Event of Default described in clause (7) or (8) of Section 6.1) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest (including Additional Interest), if any, and any other monetary obligations on all the Notes to be due and payable.  Upon such a declaration, such principal, premium and accrued and unpaid interest (including Additional Interest) and any other monetary obligations shall be due and payable immediately.

In the event of any Event of Default specified in clause (5) of Section 6.1, such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(x)                                 the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(y)                                 the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z)                                  if the default that is the basis for such Event of Default has been cured.

If an Event of Default described in clause (7) or (8) of Section 6.1 occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest (including Additional Interest) and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3.   Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of (or premium, if any) or interest (including Additional Interest) on the Notes or to enforce the performance of any provision of the Notes, this Indenture, the Guarantees, the Security Documents or the Junior Lien Intercreditor Agreement.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.4.   Waiver of Past Defaults.  The Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee (with a copy to the Issuer, but the applicable waiver or rescission shall be effective when the notice is given to the Trustee) may (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest (including Additional Interest) on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest (including Additional Interest) on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) if the Issuer has paid the Trustee its reasonable compensation and reimbursed such Trustee for its expenses (including the fees and expenses of its agents and counsel), disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.  When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5.   Control by Majority.  The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Notes, the Guarantees, the Security Documents or the Junior Lien Intercreditor Agreement or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification reasonably satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.6.   Limitation on Suits.  Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1)                                 such Holder has previously given to the Trustee written notice stating that an Event of Default is continuing;

(2)                                 Holders of at least 25% in principal amount of the total outstanding Notes have requested that the Trustee pursue the remedy;

(3)                                 such Holder has offered to the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)                                 the Trustee has not complied with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)                                 the Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7.   Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium (if any), or interest (including Additional Interest) on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8.   Collection Suit by Trustee.  If an Event of Default specified in clauses (1) or (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9.   Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.   Priorities.  (a)  If the Trustee collects any money or property pursuant to this Article VI, or pursuant to the foreclosure or other remedial provisions contained in the Security Documents (including any money or property deposited into the Collateral Account in connection therewith), it shall pay out the money or property in the following order:

FIRST:  to the Trustee for amounts due to it under Section 7.7;

SECOND:  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest (including Additional Interest), respectively; and

THIRD:  to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)                                 The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.  At least 15 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.   Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1.   Duties of Trustee.  (a)  If an Event of Default has occurred and is continuing, the Trustee or the Collateral Agent shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that the Trustee and the Collateral Agent will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes, the Guarantees, the Security Documents or the Junior Lien Intercreditor Agreement at the request or direction of any of the Holders unless such Holders have offered the Trustee or the Collateral Agent reasonable indemnity or security against any loss, liability or expense satisfactory to the Trustee or the Collateral Agent.

(b)                                 Except during the continuance of an Event of Default:

(1)                                 the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)                                 in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture, the Notes, the Guarantees, the Security Documents or the Junior Lien Intercreditor Agreement, as applicable.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes, the Guarantees, the Security Documents or the Junior Lien Intercreditor Agreement, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                                  The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)                                 this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2)                                 the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)                                 the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)                                 No provision of this Indenture, the Notes, the Guarantees, the Security Documents or the Junior Lien Intercreditor Agreement shall require the Trustee or the Collateral Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)                                 Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e)                                  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)                                   Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law, the Security Documents, the Junior Lien Intercreditor Agreement or by Section 11.8.

(g)                                  Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1 and to the provisions of the TIA.

(h)                                 Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

SECTION 7.2.   Rights of Trustee.  Subject to Section 7.1:

(a)                                 The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person.  The Trustee need not investigate any fact or matter stated in the document.  The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b)                                 Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c)                                  The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)                                 In the absence of willful misconduct or negligence, the Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, conferred upon it by this Indenture.

(e)                                  The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes, the Guarantees, the Security Documents or the Junior Lien Intercreditor Agreement shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes, the Guarantees, the Security Documents or the Junior Lien Intercreditor Agreement in good faith and in accordance with the advice or opinion of such counsel.

(f)                                   The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 13.2, and such notice references the Notes and this Indenture.

(g)                                  The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(h)                                 The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Notes, the Guarantees, the Security Documents or the Junior Lien Intercreditor Agreement at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(i)                                     The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer of the Trustee.

(j)                                    Whenever in the administration of this Indenture, the Notes, the Guarantees, the Security Documents or the Junior Lien Intercreditor Agreement the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, rely upon an Officers’ Certificate.

(k)                                 In no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l)                                     The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney.

(m)                             The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(n)                                 The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, the Notes or the Security Documents.

SECTION 7.3.   Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee.  Any Paying

Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.  In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4.   Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Guarantees, the Security Documents or the Notes, shall not be accountable for the Issuer’s or RDA’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5.   Notice of Defaults.  If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall mail by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 90 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of, premium (if any), or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6.   Reports by Trustee to Holders.  Within 60 days after each August 15 beginning August 15, 2010, the Trustee shall mail to each Holder a brief report dated as of such August 15 that complies with TIA § 313(a) if and to the extent required thereby.  The Trustee also shall comply with TIA § 313(b) and TIA § 313(c).

A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed.  The Issuer agrees to notify promptly the Trustee in writing whenever the Notes become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with TIA § 313(d).

SECTION 7.7.   Compensation and Indemnity.  The Issuer shall pay to each of the Trustee and the Collateral Agent from time to time reasonable compensation for its services hereunder and under the Notes, the Guarantees, the Security Documents and the Junior Lien Intercreditor Agreement as the Issuer and the Trustee or the Issuer and the Collateral Agent shall from time to time agree in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse each of the Trustee and the Collateral Agent upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the respective agents, counsel, accountants and experts of the Trustee and the Collateral Agent.  The Issuer shall indemnify each of the Trustee and the Collateral Agent against any and all loss, liability, damages, claims or expense (including reasonable attorneys’ fees and expenses) incurred by it without willful misconduct, negligence or bad faith on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, the Guarantees, the Security Documents and the Junior Lien Intercreditor Agreement, including the costs and expenses of enforcing this Indenture (including this Section 7.7), the Notes, the Guarantees, the Security Documents and the Junior Lien Intercreditor Agreement and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise).  Each of the Trustee and the Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice.  Failure by the Trustee or the Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder.  The Issuer shall defend the claim and each of the Trustee and the Collateral Agent shall provide reasonable cooperation at the Issuer’s expense in the defense.  The Trustee and the Collateral Agent may each have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s or the Collateral Agent’s defense, and, in the reasonable judgment of outside counsel to the Trustee or the Collateral Agent, there is no conflict of interest between the Issuer and the Trustee or between the Issuer and the Collateral Agent in connection with such defense.

To secure the Issuer’s payment obligations in this Section 7.7, each of the Trustee and the Collateral Agent shall have a lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent other than money or property held in trust to pay principal of and interest on particular Notes.  Such lien shall survive the satisfaction and discharge of this Indenture.  The Trustee’s and the Collateral Agent’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture.  Without prejudice to any other rights available to the Trustee or the Collateral Agent under applicable law, when the Trustee or the Collateral Agent incurs expenses or renders services after the occurrence of a Default specified in clause (7) or clause (8) of Section 6.1, the expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8.   Replacement of Trustee.  The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation.  The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld.  The Issuer shall remove the Trustee if:

(1)                                 the Trustee fails to comply with Section 7.10 hereof;

(2)                                 the Trustee is adjudged bankrupt or insolvent;

(3)                                 a receiver or other public officer takes charge of the Trustee or its property; or

(4)                                 the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9.   Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10.   Eligibility; Disqualification.  This Indenture shall always have a Trustee that satisfies the requirements of TIA § 310(a)(1), (2) and (5) in every respect.  The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.  The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11.   Preferential Collection of Claims Against the Issuer.  The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

SECTION 7.12.   Trustee’s Application for Instruction from the Issuer.  Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective.  The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1.   Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance.  The Issuer may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2.   Legal Defeasance and Discharge.  Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)                                 the rights of Holders of Notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2)                                 the Issuer’s obligations with respect to Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.13 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3)                                 the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent and the Issuer’s or Guarantors’ obligations in connection therewith; and;

(4)                                 this Article VIII with respect to provisions relating to Legal Defeasance.

SECTION 8.3.   Covenant Defeasance.  Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.16, 3.19, 3.22 and Section 4.1(a)(4) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder.  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(4), 6.1(5), 6.1(6), 6.1(7) (with respect only to a Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.1(8) (with respect only to a Restricted Subsidiary that is a Significant Subsidiaries or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.1(9) and 6.1(10) hereof shall not constitute Events of Default.

SECTION 8.4.   Conditions to Legal or Covenant Defeasance.  In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1)                                 the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes issued under this Indenture on the Stated Maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)                                 in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that, subject to customary assumptions and exclusions;

(A)                               the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B)                               since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                 in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                                 no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)                                 such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities, the Indenture or any other material agreement or instrument (other than the Indenture to which the Legal Defeasance or Covenant Defeasance relates) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6)                                 the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally under any applicable U.S. federal or state law;

(7)                                 the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8)                                 the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel in the United States (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5.   Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 8.6 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6.   Repayment to the Issuer.  Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or Additional Interest, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium or Additional Interest, if any, or interest has become due and payable shall be paid to the Issuer on its request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

SECTION 8.7.   Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. dollars or non-callable Government Securities in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium or Additional Interest, if any, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or non-callable Government Securities held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1.   Without Consent of Holders.  Notwithstanding Section 9.2 of this Indenture, the Issuer, any Guarantor (with respect to its Guarantee or this Indenture), the Trustee and the Collateral Agent may amend or supplement this Indenture, any Security Document, any Guarantee and the Notes without the consent of any Holder:

(1)                                 to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)                                 to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)                                 to comply with Article IV or Section 10.2(b);

(4)                                 to provide the assumption of the Issuer’s or any Guarantor’s obligations to Holders;

(5)                                 to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture, the Notes, the Guarantees or the Security Documents of any such Holder;

(6)                                 to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or a Guarantor;

(7)                                 to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements hereof;

(8)                                 to add a Guarantor under this Indenture or to add additional assets as Collateral;

(9)                                 release Liens in favor of the Collateral Agent in the Collateral as provided under Section 11.6 or otherwise in accordance with the terms of this Indenture or any Security Documents;

(10)                          to conform the text of this Indenture, the Notes, the Security Documents or the Guarantees to any provision under the heading “Description of notes” in the Offering Memorandum to the extent that such provision in the Offering Memorandum was intended (as evidenced by an Officers’ Certificate from the Issuer) to be a verbatim recitation of a provision of this Indenture, the Notes, the Security Documents or the Guarantees;

(11)                          to add any Pari Passu Payment Lien Obligations to the Security Documents on the terms set forth therein or to add any Junior Lien Indebtedness pursuant to the Junior Lien Intercreditor Agreement;

(12)                          to provide for the issuance of Exchange Notes and Additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date; or

(13)                          to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Subject to Section 9.2, upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 13.4 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

After an amendment or supplement under this Section 9.1 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment or supplement.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.

SECTION 9.2.   With Consent of Holders.

Except as provided below in this Section 9.2, the Issuer, the Guarantors, the Collateral Agent and the Trustee may amend or supplement this Indenture, any Security Document, any related Guarantee and the Notes issued hereunder with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Sections 6.4 and 6.7 hereof,  any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, and Additional Interest, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Guarantees and the Security Documents issued hereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes).  Section 2.11 hereof and Section 13.6 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 13.4 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1)                                 reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                                 reduce the principal of or change the fixed maturity of any such Note or alter or waive the provisions with respect to the redemption of the Notes (other than provisions relating to Sections 3.5, 3.10 and 5.9);

(3)                                 reduce the rate of or change the time for payment of interest, including Additional Interest, on any Note;

(4)                                 waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes issued under the Indenture, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)                                 make any Note payable in money other than that stated therein;

(6)                                 make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)                                 make any change in these amendment and waiver provisions that require each Holder’s consent;

(8)                                 impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)                                 release any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture, except in compliance with the terms thereof; or

(10)                          make any change to or modify the ranking of the Notes or the Guarantees thereof that would adversely affect the Holders thereof.

In addition, without the consent of the Holders of at least 75% in principal amount of Notes then outstanding, no amendment, supplement or waiver may modify any Security Document or the provisions in this Indenture dealing with Security Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release any Collateral other than in accordance with this Indenture and the Security Documents.

It shall not be necessary for the consent of the Holders under this Indenture or any Security Document to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.  A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section 9.2 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment or supplement.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

SECTION 9.3.   Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture, any Security Document, any Guarantee and the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.4.   Revocation and Effect of Consents and Waivers.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5.   Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6.   Trustee to Sign Amendments.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it.  In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.4 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE X

GUARANTEE

SECTION 10.1.   Guarantee.  Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest (including Additional Interest) on the Notes and all other obligations and liabilities of the Issuer under this Indenture (including without limitation interest (including Additional Interest) accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7), the Registration Rights Agreement and the Security Documents (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Each Guarantee will be secured on a first-priority basis by the Collateral owned by such Guarantor.  Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is subordinate to the

Guaranteed Obligations, in which case the obligations of the Guarantors under the Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

Upon the Assumption, the Guarantees set forth in this Indenture shall be deemed duly delivered, without any further action by any Person, on behalf of the Guarantors. Following the Escrow Release Date, the delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Collateral Agent for the Guaranteed Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed

Obligations, or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Guarantee in compliance with Section 10.2, Article VIII or Article XII.  Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest (including Additional Interest) on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under this Section.

SECTION 10.2.   Limitation on Liability; Termination, Release and Discharge.

(a)                                 Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)                                 Subject to Section 10.2(c), each Guarantor will not, and the Issuer will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transaction to, any Person unless:

(1)                                 (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, trust or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture, such Guarantor’s Guarantee and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(c) immediately after such transaction (and treating any Indebtedness which becomes an obligation of the Successor Person or any Restricted Subsidiary as a result of such transaction as having been incurred by the Successor Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default exists;

(d) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, amendments, supplements or other instruments relating to the applicable Security Documents if any, comply with this Indenture and the Security Documents, if a supplemental indenture or any supplement to any Security Document is required in connection with such transaction, such supplement shall comply with the applicable provisions of this Indenture;

(e) to the extent any assets of the Person which is merged and consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the applicable Security Documents, the Successor Person will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(f) the Collateral is owned by or transferred to the Successor Person shall:

(i)                                     continue to constitute Collateral under this Indenture and the Security Documents;

(ii)                                  be subject to the Lien in favor of the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the Holders;

(iii)                               not be subject to any Lien other than Permitted Liens; and

(2)                                 the transaction is made in compliance with Section 3.5.

Subject to the limitations described in this Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee but, in the case of a lease of all or substantially all its assets, the Guarantor will not be released from its obligations under its Guarantee.  Notwithstanding the foregoing any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuer.

(c)                                  Any Guarantee by a Restricted Subsidiary of the Notes shall be automatically and unconditionally released and discharged upon:

(1)                                 any sale, exchange or transfer (by merger or otherwise) of Capital Stock of such Subsidiary Guarantor following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Subsidiary Guarantor (other than by lease), which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture and all the obligations of such Subsidiary Guarantor in respect of all Indebtedness of the Issuer or the Subsidiary Guarantors terminate upon consummation of such transaction;

(2)                                 the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee if such Subsidiary Guarantor would not then otherwise be required to guarantee the Notes pursuant to this Indenture provided, that if such Restricted Subsidiary has incurred any Indebtedness or issued any preferred stock or Disqualified Stock in reliance on its status as a Guarantor under the covenant in Section 3.2, such Restricted Subsidiary’s obligations under such Indebtedness, Disqualified Stock or preferred stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under Section 3.2, except a discharge or release by or as a result of payment under such guarantee;

(3)                                 if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(4)                                 if the Issuer exercises its legal defeasance option or covenant defeasance option as described in Article VIII or if its obligations under the Indenture are discharged in accordance with Article XII.

SECTION 10.3.   Right of Contribution.  Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment.  The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4.   No Subrogation.  Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

COLLATERAL AND SECURITY

SECTION 11.1.   The Collateral.

(a)                                 The Issuer hereby appoints Wilmington Trust FSB to act as Collateral Agent, and each Holder by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to such appointment.  The Collateral Agent shall have the privileges, powers and immunities as set forth in this Indenture, the Security Documents and the Junior Lien Intercreditor Agreement.  Prior to the Escrow Release Date, the Notes shall be secured as provided in the Escrow Agreement.  From and after the Escrow Release Date, the due and punctual payment of the principal of, premium, if any, and interest (including Additional Interest) on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Issuer set forth in Section 7.7 and Section 8.5 herein, and the Notes and the Guarantees thereof and the Security Documents, shall be secured by first-priority Liens and security interests on the Collateral (subject to Permitted Liens), as and to the extent provided in the Security Documents which RDA and the Guarantors, as the case may be, will enter into on the Escrow Release Date and will be secured by all Security Documents hereafter delivered as required or permitted by this Indenture and the Security Documents.  The Collateral will also secure on a first-priority basis RDA’s and the Guarantors’ Obligations under Priority Payment Lien Obligations and Pari Passu Payment Lien Obligations, provided that an authorized representative of the holders thereof shall have executed a joinder to the Security Agreement in the form provided therein. Under the terms of the Security Documents, the proceeds of any collection, sale, disposition or other realization of Collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) shall be applied, after the payment of all amounts due to the Collateral Agent under the terms hereof and the Security Documents, first to repay the Indebtedness and other obligations under Credit Facilities (including any Post-Petition Interest with respect thereto) incurred under Section 3.2(b)(1) hereof, Hedging Obligations with lenders under such Credit Facilities or their Affiliates and Cash Management Obligations (collectively, the “Priority Payment Lien Obligations”) before any Holder receives any proceeds.  The Issuer and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders and the Trustee, in each case pursuant to the terms of the Security Agreement and the other Security Documents and, upon the consummation of the Assumption, the Collateral Agent and the Trustee are hereby directed and authorized to execute and deliver the Security Agreement and the other Security Documents.  The Collateral Agent is hereby authorized to execute and deliver the Security Agreement and the other Security Documents.

(b)                                 Each Holder, by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to the terms of the Security Documents and the Junior Lien Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights, powers and discretions under the Security Documents and the Junior Lien Intercreditor Agreement in accordance therewith.

(c)                                  The Trustee and each Holder, by accepting the Notes and the Guarantees thereof, acknowledges that, as more fully set forth in the Security Documents and the Junior Lien Intercreditor Agreement, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Security Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Security Documents and the Junior Lien Intercreditor Agreement and actions that may be taken thereunder.

SECTION 11.2.   Further Assurances.

(a)                                 To the extent required under this Indenture or any of the Security Documents, the Issuer and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, to the extent required under this Indenture or any of the Security Documents, from time to time, the Issuer will reasonably promptly secure the obligations under the Indenture and Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral perfected to the extent required by the Security Documents. Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Trustee, and the Issuer shall deliver or cause to be delivered to Trustee all such instruments and documents (including certificates, legal opinions, title insurance policies and lien searches) as the Trustee shall reasonably request to evidence compliance with this covenant.  The Issuer agrees to provide such evidence as the Trustee shall reasonably request as to the perfection (to the extent required by the Security Documents) and priority status of each such security interest and Lien.

(b)                                 The Issuer will otherwise comply with the provisions of TIA §314(b).  Promptly after the effectiveness of this Indenture, to the extent required by the TIA, the Issuer shall deliver the opinion(s) required by Section 314(b)(1) of the TIA.  Subsequent to the execution and delivery of this Indenture, to the extent required by the TIA, the Issuer shall furnish to the Trustee on or prior to each anniversary of the Issue Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken with respect to any filing, re-filing, recording or re-recording with respect to the Collateral as is necessary to maintain the Lien on the Collateral in favor of the Holders or (ii) in the opinion of such counsel, that no such action is necessary to maintain such Lien.

(c)                                  The Issuer shall comply with the applicable provisions of the Trust Indenture Act as they relate to Collateral.  The Issuer will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Notes, to be complied with, whether or not the Indenture is qualified under the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable.

SECTION 11.3.   After-Acquired Property.  Upon the acquisition by the Issuer or any Guarantor after the Issue Date of (1) any after-acquired assets, including, but not limited to, any after-acquired Material Real Property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, or (2) any material Replacement Assets in compliance with Section 3.5, the Issuer or such Guarantor shall execute and deliver, (i) with regard to any Material Real Property, the items described under Section 11.5 within 30 days after the earlier of (x) the Escrow Release Date and (y) the date of acquisition, and (ii) to the extent required by the Security Documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Asset) and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

SECTION 11.4.   Impairment of Security Interest.  Neither the Issuer nor any of its Restricted Subsidiaries will take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders with respect to the Collateral. Neither the Issuer nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent), any Liens in the Collateral, other than Permitted Liens. None of the Issuer, Holdings or any of their respective Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person in a manner that conflicts with this Indenture, the Notes, the Guarantees and the Security Documents. Holdings and the Issuer will, and the Issuer will cause each Subsidiary Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee or the Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Security Documents.

SECTION 11.5.   Real Estate Mortgages and Filings.  With respect to any fee interest in real property which is required to be mortgaged to the Collateral Agent (individually and collectively, the “Premises”) owned by the Issuer or a Guarantor on the Issue Date or acquired by the Issuer or a Guarantor after the Issue Date that forms a part of the Collateral, within 30 days of the Escrow Release Date or 30 days of the date of acquisition, as applicable:

(1)                                 the Issuer or such Guarantor shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the holders of the Notes, fully executed counterparts of Mortgages, duly executed by the Issuer or such Guarantor, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected first priority Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2)                                 the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid first priority Liens thereon free and clear of all Liens, defects and encumbrances, other than

Permitted Liens, all such title policies to be in amounts equal to 110% of the estimated fair market value of the Premises covered thereby, and such policies shall also include, to the extent available, all such endorsements as shall be reasonably required and shall be accompanied by evidence of the payment in full of all premiums thereon (or that satisfactory arrangements for such payment have been made); and

(3)                                 the Issuer shall, or shall cause the Guarantors to, deliver to the Collateral Agent (x) with respect to each of the covered Premises owned on the Issue Date, such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies) (in each case, to the extent existing on the Issue Date or the Escrow Release Date), local counsel opinions, fixture filings, along with such other documents, instruments, certificates and agreements, as the Collateral Agent and its counsel shall reasonably request, and (y) with respect to each of the covered Premises acquired after the Issue Date, such filings, surveys (to the extent existing at the time of the acquisition), fixture filings, instruments, certificates, agreements and/or other documents necessary to comply with clauses (1) and (2) above and to perfect the Collateral Agent’s security interest and first-priority Lien in such acquired covered Premises, together with such local counsel opinions as the Collateral Agent and its counsel shall reasonably request.

SECTION 11.6.   Release of Liens on the Collateral.

(a)                                 The Liens on the Collateral securing the Notes will automatically and without the need for any further action by any Person be released:

(1)                                 in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2)                                 in whole upon:

(a)                                 satisfaction and discharge of the Indenture as set forth in Article XII hereof; or

(b)                                 a Legal Defeasance or Covenant Defeasance as set forth in Article VIII hereof;

(3)                                 in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Issuer or any Guarantor (other than to the Issuer or a Subsidiary Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition or (b) that is cash or Net Proceeds withdrawn from the Collateral Account for any one or more purposes permitted by Section 3.5(a);

(4)                                 in part, as to any property that is owned or at any time acquired by a Guarantor that has been released from its Guarantee in accordance with this Indenture, concurrently with the release of such Guarantee;

(5)                                 in part, in accordance with the applicable provisions of the Security Documents; and

(b)                                 in whole or in part, as applicable, with the consent of Holders of 75% of the outstanding aggregate principal amount the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes).

To the extent applicable, the Issuer and each Guarantor will furnish to the Trustee, prior to each proposed release of such Collateral pursuant to the Security Documents and this Indenture:

(1)                                 an Officers’ Certificate requesting such release;

(2)                                 an Officers’ Certificate and an Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture and the Security Documents to such release have been complied with;

(3)                                 a form of such release (which release shall be in form reasonably satisfactory to the Trustee and shall provide that the requested release is without recourse or warranty to the Trustee);

(4)                                 all documents required by TIA §314(d), this Indenture, the Security Documents and the Junior Lien Intercreditor Agreement; and

(5)                                 an Opinion of Counsel to the effect that such accompanying documents constitute all documents required by TIA §314(d), this Indenture and the Security Documents.

Upon compliance by the Issuer or the Guarantors, as the case may be, with the conditions precedent set forth above, and upon delivery by the Issuer or such Guarantor to the Trustee of an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Issuer, or the Guarantors, as the case may be, the released Collateral.

(c)                                  For purposes of the TIA, the release of any Collateral from the terms of the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof or affect the Lien of this Indenture or the Security Documents if and to the extent the Collateral is released pursuant to this Indenture and the Security Documents or upon the termination of this Indenture.

SECTION 11.7.   Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Security Documents.

(a)                                 Subject to the provisions of the Security Documents and the Junior Lien Intercreditor Agreement, each of the Trustee or the Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of its rights or any of the rights of the Holders under the Security Documents and the Junior Lien Intercreditor Agreement and (b) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Subsidiaries hereunder and thereunder.  Subject to the provisions of the Security Documents and the Junior Lien Intercreditor Agreement, the Trustee or the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Junior Lien Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b)                                 The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.

(c)                                  Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Issuer and each Guarantor shall deliver to the Trustee or the Collateral Agent the following:

(i)                                     a request from the Issuer that such Collateral be added;

(ii)                                  the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Security Documents entered into on the Escrow Release Date, with such changes thereto as the Issuer shall consider appropriate, or in such other form as the Issuer shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee or the Collateral Agent;

(iii)                               an Officers’ Certificate to the effect that the Collateral being added is in the form, consists of the assets and is in the amount or otherwise has the fair market value required by this Indenture;

(iv)                              an Officers’ Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture to the addition of such

Collateral have been complied with, which Opinion of Counsel shall also opine as to the creation and perfection of the Collateral Agent’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Security Documents being entered into; and

(v)                                 such financing statements, if any, as the Issuer shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

(d)                                 The Trustee or the Collateral Agent, in giving any consent or approval under the Security Documents, shall be entitled to receive, as a condition to such consent or approval, an Officers’ Certificate and an Opinion of Counsel to the effect that the action or omission for which consent or approval is to be given does not adversely affect the interests of the Holders or impair the security of the Holders in contravention of the provisions of this Indenture or the Security Documents, and the Trustee or the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officers’ Certificate and Opinion of Counsel.

SECTION 11.8.   Collateral Accounts.

(a)                                 The Trustee is authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Security Documents and the Junior Lien Intercreditor Agreement.

(b)                                 Prior to the Escrow Release Date, the Collateral Agent shall have established the Collateral Accounts, which shall at all times hereafter until this Indenture shall have terminated, be maintained with, and under the sole control of, the Collateral Agent.  The Collateral Accounts shall be trust accounts and shall be established and maintained by the Trustee at one of its corporate trust offices (which may include the New York corporate trust office) and all Collateral shall be credited thereto.  All Net Proceeds from Asset Sales, Recovery Events in respect of Collateral, Net Awards or Net Insurance Proceeds in an aggregate amount in excess of $10.0 million, including earnings, revenues, rents, issues, profits and income therefrom and interest earned thereon, shall be deposited in the Collateral Account and thereafter shall be held, applied and/or disbursed by the Trustee in accordance with the terms of this Indenture (including, without limitation, at the direction of the Issuer to make any application or disbursement permitted by Section 3.5, Section 6.10 and Section 11.8(a).  In connection with any and all deposits to be made into the Collateral Accounts under this Indenture, the Security Documents or the Junior Lien Intercreditor Agreement, the Trustee and/or the Collateral Agent, as applicable, shall receive an Officers’ Certificate identifying which Collateral Account shall receive such deposit and directing the Trustee and/or the Collateral Agent to make such deposit.

(c)                                  Pending the distribution of funds in the Collateral Account in accordance with the provisions hereof and provided that no Event of Default shall have occurred and be continuing, the Issuer may direct the Collateral Agent to invest such funds in Cash Equivalents specified in such direction, such investments to mature by the times such funds are needed hereunder and such direction to certify that such funds constitute Cash Equivalents and that no Event of Default shall have occurred and be continuing.  So long as no Event of Default shall have occurred and be continuing, the Issuer may direct the Collateral Agent to sell, liquidate or cause the redemption of any such investments, such direction to certify that no Event of Default shall have occurred and be continuing. Any gain or income on any investment of funds in the Collateral Account shall be credited to the Collateral Account. The Collateral Agent shall have no liability for any loss incurred in connection with any investment or any sale, liquidation or redemption thereof made in accordance with the provisions of this Section 11.8(c).

SECTION 11.9.   Rule 3-16 of Regulation S-X.

(a)                                 Notwithstanding anything to the contrary set forth in this Article XI or any Security Document, in the event that Rule 3-16 of Regulation S-X under the Securities Act requires or would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC of separate financial statements of a Subsidiary due to the fact that such Subsidiary’s Capital Stock secures the Notes, then the Capital Stock of such Subsidiary need not be pledged pursuant to this Section 11.9 and the Security Documents and shall automatically be deemed released and to not be and to not have been part of the Collateral, but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to evidence the release of Liens securing the Notes and the Guarantees on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral and the Trustee and Collateral Agent are hereby authorized by each Holder to execute, or to authorize the execution of or the filing of, any agreement, document or instrument in order to evidence such release or to otherwise give effect to this Section 11.9.

(b)                                 In the event that Rule 3-16 of Regulation S-X is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) a Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement (and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock) and the Issuer or such Subsidiary, as applicable, shall take all such necessary steps to effectuate such Lien.

SECTION 11.10.   Control Agreements.  The Issuer and the Guarantors shall maintain all cash and Cash Equivalents of the Issuer and the Guarantors (other than cash and Cash Equivalents not exceeding $5,000,000 in the aggregate) at an account or accounts (a) with a financial institution that has entered into a control agreement in favor of the Collateral Agent with respect to such account(s) or (b) at an account the entire balance of which is swept at least once every three business days to an account described in clause (a) above as soon as practicable but in any event within 30 days after the Escrow Release Date, as such compliance period may be extended by an additional 30 days by the Administrative Agent under the Senior Credit Facility in the exercise of its reasonable discretion if the Issuer and the Guarantors are diligently pursuing delivery thereof, any such extension to be certified to the Collateral Agent by an Officers’ Certificate of the Issuer.

SECTION 11.11.   Information Regarding Collateral.

(a)                                 The Issuer shall furnish to the Collateral Agent, with respect to the Issuer or any Guarantor, promptly (and in any event within 30 days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Organizational Identification Number. The Issuer and the Guarantors agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in the Security Documents in order for the Collateral to be made subject to the Lien of the Collateral Agent under the Security Documents in the manner and to the extent required by the Indenture or any of the Security Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by the Security Documents. The Issuer also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.

(b)                                 Each year, within 120 days after the end of the preceding Fiscal Year, the Issuer shall deliver to the Trustee a certificate of a financial Officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements; provided that no such certificate shall be required for any Fiscal Year ended prior to the Issue Date.

ARTICLE XII

SATISFACTION AND DISCHARGE

SECTION 12.1.   Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)                                 either:

(i)                                                     all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(ii)                                                  all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee in the name, and at the expense of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)                                 no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to the Indenture or the Notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities, the Indenture or any other material agreement or instrument to which a Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c)                                  the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer under the Indenture; and

(d)                                 the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuer shall deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (a)(ii) of this Section 12.1, the provisions of Sections 12.2 and 8.6 hereof will survive.

SECTION 12.2.    Application of Trust Money.

Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee pursuant to Section 12.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Additional Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.1 hereof; provided that if the Issuer has made any payment of principal of, premium or Additional Interest, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1.   Trust Indenture Act Controls.  If and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control.  Each Guarantor in addition to performing its obligations under its Guarantee shall perform such other obligations as may be imposed upon it with respect to this Indenture under the TIA.

SECTION 13.2.   Notices.  Any notice or communication shall be in writing and delivered in person, sent by facsimile, sent by electronic mail, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer, RDA or to any Guarantor:

The Reader’s Digest Association, Inc.

Reader’s Digest Road

Pleasantville, New York 10570

Attention: [        ]

Telecopy: [        ]

E-mail: [      ]

with a copy to:

Kirkland & Ellis LLP

601 Lexington Ave

New York, New York 10022

Attention: Joshua N. Korff

Telecopy:  (212) 446-4900

E-mail: joshua.korff@kirkland.com

if to the Trustee, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

Wells Fargo Bank, National Association,

45 Broadway, 14th Floor

New York, New York 10006

Attention: Corporate Trust Services —

Reader’s Digest Assoc. Administrator

Telecopy: 212-515-1589

with a copy to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Maria A. Dantas

Telecopy: +1 212 259-6333

E-mail: mdantas@dl.com

if to the Collateral Agent:

Wilmington Trust FSB

Corporate Client Services

Suite 1290

50 South Sixth Street

Minneapolis, MN 55402

Attention: Peter Finkel

Telecopy: 612-217-5651

E-mail: pfinkel@wilmingtontrust.com

with a copy to:

Salans LLP

Rockefeller Center

620 Fifth Avenue

New York, NY 10020

Attention:  Sahra Dalfen

Telecopier: 212-632-5555

E-mail: sadlafen@salans.com

The Issuer or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).  Any notice or communication to the Trustee shall be deemed delivered upon receipt.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

SECTION 13.3.   Communication by Holders with other Holders.  Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 13.4.   Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Security Documents or the Junior Lien Intercreditor Agreement, the Issuer shall furnish to the Trustee:

(1)                                 an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture, the applicable Security Documents and the Junior Lien Intercreditor Agreement relating to the proposed action have been complied with; and

(2)                                 an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.5.   Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)                                 a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)                                 a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)                                 a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 13.6.   When Notes Disregarded.  In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded.  Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.7.   Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or at meetings of, Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.8.   Legal Holidays.  A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.9.   GOVERNING LAW.  THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE.  EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF, AND THE FEDERAL COURTS LOCATED IN, THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE (INCLUDING THE GUARANTEES SET FORTH HEREIN), THE NOTES, THE JUNIOR LIEN INTERCREDITOR AGREEMENT OR THE SECURITY DOCUMENTS.

SECTION 13.10.   USA Patriot Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this Indenture agree that they will provide the Trustee with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 13.11.   No Recourse Against Others.  An incorporator, director, officer, employee or stockholder of the Issuer or any Guarantor or any of their parent entities (other than the Issuer and the Guarantors), solely by reason of this status, shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture, the Security Documents or the Junior Lien Intercreditor Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release are a part of the consideration for the issuance of the Notes.

SECTION 13.12.   Successors.  All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee and the Collateral Agent in this Indenture shall bind its successors.

SECTION 13.13.   Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture.

SECTION 13.14.   Qualification of Indenture.  The Issuer has agreed to qualify this Indenture under the TIA in accordance with the terms and conditions of the Registration Rights Agreement and to pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuer, the Trustee and the Holders) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes.  The Trustee shall be entitled to receive from the Issuer any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

SECTION 13.15.   Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.16.   WAIVERS OF JURY TRIAL.  THE ISSUER, THE GUARANTORS, THE TRUSTEE, AND THE COLLATERAL AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR ANY SECURITY DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.17.   Security Agreement Controls.  Notwithstanding any contrary provision in this Indenture, this Indenture is subject to the provisions of the Security Agreement.  The Issuer, the Guarantors, the Trustee and the Collateral Agent acknowledge and agree to be bound by the provisions of the Security Agreement.

SECTION 13.18.   Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the

Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.19.   Effectiveness of Provisions for RDA and the Guarantors.  The provisions of this Indenture shall not be effective for RDA and the Guarantors, with the exception of Sections 3.9, 3.14, 3.15, 3.19 and 3.21, until the Escrow Release Date.  On the Escrow Release Date, RD Escrow Corporation will merge with and into RDA with RDA as the surviving entity and RDA will assume all the obligations of RD Escrow Corporation hereunder, which merger will be permitted notwithstanding anything to the contrary in this Indenture.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

RD ESCROW CORPORATION

By:	/s/ Thomas A. Williams
Name:	Thomas A. Williams
Title:	Senior Vice President and Chief Financial
Officer

THE READER’S DIGEST
ASSOCIATION, INC.

By:	/s/ Thomas A. Williams
Name:	Thomas A. Williams
Title:	Senior Vice President and Chief Financial
Officer

RDA HOLDING CO.

By:	/s/ Thomas A. Williams
Name:	Thomas A. Williams
Title:	Senior Vice President and Chief Financial
Officer

EACH OF THE SUBSIDIARY GUARANTORS
LISTED ON EXHIBIT 1 HERETO

By:	/s/ William H. Magill
Name:	William H. Magill

	Title:	Authorized Signatory

[Signature Page to the Indenture]

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Martin Reed
Name:	Martin Reed
Title:	Vice President

[Signature Page to the Indenture]

WILMINGTON TRUST FSB,
as Collateral Agent

By:	/s/ Peter Finkel
Name:	Peter Finkel
Title:	Vice President

[Signature Page to the Indenture]

EXHIBIT 1

Subsidiary Guarantors

Alex Inc.
Allrecipes.com, Inc.
Ardee Music Publishing, Inc.
Christmas Angel Productions, Inc.
CompassLearning, Inc.
Direct Entertainment Media Group, Inc.
Direct Holdings Americas Inc.
Direct Holdings Custom Publishing Inc.
Direct Holdings Customer Service, Inc.
Direct Holdings Education Inc.
Direct Holdings Libraries Inc.
Direct Holdings U.S. Corp.
Funk & Wagnalls Yearbook Corp.
Gareth Stevens, Inc.
Home Service Publications, Inc.
Pegasus Asia Investments, Inc.
Pegasus Investment, Inc.
Pegasus Sales, Inc.
Pleasantville Music Publishing, Inc.
R.D. Manufacturing Corporation
RD Large Edition, Inc.
RD Publications, Inc.
RD Walking, Inc.
RDA Sub Co.
Reader’s Digest Children’s Publishing, Inc.
Reader’s Digest Consumer Services, Inc.
Reader’s Digest Entertainment, Inc.
Reader’s Digest Financial Services, Inc.
Reader’s Digest Latinoamerica S.A.
Reader’s Digest Sales and Services, Inc.
Reader’s Digest Sub Nine, Inc.
Reader’s Digest Young Families, Inc.
Reiman Manufacturing, LLC
Reiman Media Group, Inc.
Retirement Living Publishing Company, Inc.
Saguaro Road Records, Inc.
Taste of Home Media Group, Inc.
Taste of Home Productions, Inc.
Travel Publications, Inc.
W.A. Publications, LLC
WAPLA, LLC
Weekly Reader Corporation
Weekly Reader Custom Publishing, Inc.
World Almanac Education Group, Inc.
World Wide Country Tours, Inc.
WRC Media Inc.